Exhibit 2.1

EXECUTION COPY

ACQUISITION AGREEMENT

BY AND AMONG

SALESFORCE.COM, INC.

EXCALIBUR ACQUISITION CORP.

AND

EXACTTARGET, INC.

JUNE 3, 2013

ARTICLE I THE OFFER		2

1.1	The Offer	2
1.2	Company Actions	8
1.3	Company Board of Directors After Acceptance Time	10

ARTICLE II THE SECOND-STEP MERGER		11

2.1	The Merger	11
2.2	Stockholder Approval of the Merger	12
2.3	The Merger Closing	13
2.4	Certificate of Incorporation and Bylaws of the Surviving Corporation	14
2.5	Directors and Officers of the Surviving Corporation	14
2.6	General Effects of the Merger	14
2.7	Effect of the Merger on Capital Stock of the Constituent Corporations	15
2.8	Payment of Merger Consideration	17
2.9	Necessary Further Action	19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		19

3.1	Organization and Good Standing	20
3.2	Authorization and Enforceability	20
3.3	Required Governmental Consents	22
3.4	Conflicts	22
3.5	Capitalization	23
3.6	Subsidiaries	24
3.7	SEC Reports	25
3.8	Financial Statements and Controls	26
3.9	Schedule 14D-9; Proxy Statement; Offer Documents	27
3.10	No Undisclosed Liabilities	28
3.11	Absence of Certain Changes	28
3.12	Material Contracts	29
3.13	Permits	31
3.14	Litigation	31
3.15	Taxes	32
3.16	Environmental Matters	34
3.17	Employee Benefit Plans	34
3.18	Labor Matters	37
3.19	Real Property	38
3.20	Tangible Personal Property	39
3.21	Intellectual Property	39
3.22	Compliance with Laws	42
3.23	Export Control and Import Laws	42
3.24	Anti-Corruption and Anti-Bribery Laws	43
3.25	Privacy and Data Protection	43
3.26	Customers; Suppliers; Distributors	44
3.27	Insurance	45
3.28	Related Party Transactions	45
3.29	Brokers	45

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3.30	No Rights Plan	45
3.31	No Other Representations or Warranties	46

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		46

4.1	Organization and Good Standing	46
4.2	Authorization and Enforceability	46
4.3	Required Governmental Consents	47
4.4	Conflicts	47
4.5	Offer Documents; Schedule 14D-9; Proxy Statement	47
4.6	Ownership of Company Capital Stock	48
4.7	Funds	48
4.8	Legal Proceedings	48

ARTICLE V CONDUCT OF COMPANY BUSINESS DURING PENDENCY OF TRANSACTION		48

5.1	Affirmative Obligations of the Company	48
5.2	Restrictions on Company Business	49

ARTICLE VI ADDITIONAL AGREEMENTS		52

6.1	No Solicitation of Competing Acquisition Proposal	52
6.2	Company Board Recommendation	54
6.3	Reasonable Best Efforts to Complete	55
6.4	Regulatory Approvals	56
6.5	Anti-Takeover Statutes	57
6.6	Access to Books, Records, Properties and Personnel	57
6.7	Notification Obligations	57
6.8	Transaction-Related Litigation	59
6.9	Company Employee Matters	59
6.10	Company Director and Officer Indemnification and Insurance	64
6.11	Section 16 Matters	65
6.12	Compensation Committee Approval of New Compensation Arrangements	65
6.13	Obligations of Merger Sub	66
6.14	Top-Up Option	66

ARTICLE VII TERMINATION OF AGREEMENT		67

7.1	Termination Prior to Acceptance Time	67
7.2	Termination Prior to Effective Time	69
7.3	Notice and Effect of Termination	69
7.4	Termination Fees	70

ARTICLE VIII GENERAL PROVISIONS		71

8.1	Certain Interpretations	71
8.2	Non-Survival of Representations and Warranties	72
8.3	Amendment	72
8.4	Waiver	72
8.5	Assignment	72

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8.6	Notices	72
8.7	Fees and Expenses	73
8.8	Confidentiality	73
8.9	Public Disclosure	73
8.10	Entire Agreement	74
8.11	No Third Party Beneficiaries	74
8.12	Remedies	74
8.13	Severability	74
8.14	Governing Law	74
8.15	Consent to Jurisdiction	74
8.16	WAIVER OF JURY TRIAL	75
8.17	Counterparts	75

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INDEX OF ANNEXES

Annex A        –        Certain Defined Terms

INDEX OF DEFINED TERMS

Term	Section Reference

Acceptance Time	1.1(f)
Agreement	Preamble
Appointment Time	1.3(a)
Assets	3.20
Book-Entry Shares	2.8(c)
Canceled Company Shares	2.7(b)
Capitalization Representation	1.1(b)
Certificate of Merger	2.1(b)
Certificates	2.8(c)
Closing	2.3(a)
Closing Date	2.3(a)
Collective Bargaining Agreements	3.18(a)
Company	Preamble
Company Board Recommendation	3.2(c)
Company Board Recommendation Change	6.2(b)
Company Disclosure Schedule	Article III Preamble
Company Indemnified Parties	6.10(a)
Company Plans	6.9(b)
Company Registered Intellectual Property	3.21(b)
Company Representatives	6.1(b)
Company Securities	3.5(d)
Company Stockholders’ Meeting	2.2(a)
Comparable Plans	6.9(b)
Compensation Committee	3.2(e)
Confidentiality Agreement	8.8
Consent	3.3
Continuing Directors	1.3(b)
D&O Insurance	6.10(b)
Delaware Secretary of State	2.1(b)
Dissenting Company Shares	2.7(b)
Dodd-Frank Act	3.7
EAR	3.23(a)
Effective Time	2.1(b)

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Term	Section Reference

Employee Plans	3.17(a)
Exchange Fund	2.8(b)
Export Controls	3.23(a)
Import Restrictions	3.23(a)
In-Licenses	3.21(i)
International Employee Plans	3.17(a)
IP Contracts	3.21(j)
ITAR	3.23(a)
Leased Real Property	3.19(b)
Leases	3.19(b)
Material Contract	3.12(a)
Material Customer	3.26(a)
Material Jurisdiction	1.1(b)
Material Supplier	3.26(b)
Maximum Annual Premium	6.10(b)
Merger	2.1(a)
Merger Consideration	2.7(b)
Merger Sub	Preamble
Minimum Condition	1.1(b)
New Plans	6.9(c)
OFAC	3.23(a)
Offer	Recitals
Offer Documents	1.1(h)
Offer Price	Recitals
Offer Conditions	1.1(b)
Old Plans	6.9(c)
Out-Licenses	3.21(j)
Parent	Preamble
Payment Agent	2.8(a)
Permits	3.13
Privacy Policy	3.25(b)
Promissory Note	6.14(b)
Proxy Statement	3.9(b)
Regulatory Condition	1.1(b)
Requisite Stockholder Approval	3.2(b)
SEC Reports	3.7
Schedule 14D-9	1.2(b)
Schedule TO	1.1(h)
Short Form Threshold	6.14(a)
Specified Representations	1.1(b)
Subsidiary Securities	3.6(d)
Surviving Corporation	2.1(a)
Tail Policy	6.10(b)

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Term	Section Reference

Support Agreement	Recitals
Termination Date	7.1(c)
Termination Fee Amount	7.4(a)
Top-Up Option	6.14(a)
Top-Up Option Shares	6.14(a)
Top-Up Exercise Notice	6.14(d)
Top-Up Notice Date	6.14(d)
Top-Up Closing	6.14(d)
Top-Up Notice Receipt	6.14(d)

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ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of June 3, 2013 by and among salesforce.com, inc., a Delaware corporation (“Parent”), Excalibur Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and ExactTarget, Inc., a Delaware corporation (the “Company”). All capitalized terms that are used in this Agreement but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, in order to effect the foregoing acquisition, Parent and the Company have agreed that Merger Sub shall commence a tender offer (the “Offer”) to acquire all of the outstanding Company Shares at a price of thirty-three and 75/100 Dollars ($33.75) per Company Share, net to the holder thereof in cash, without interest (such amount, or any higher amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein.

WHEREAS, in order to complete the foregoing acquisition, following the completion of the Offer, Merger Sub will be merged with and into the Company, each Company Share (other than Company Shares owned by the Company, Parent or Merger Sub or Dissenting Shares) that is then outstanding will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, and the Company will survive the foregoing merger as a wholly-owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein.

WHEREAS, each of the respective Boards of Directors of Parent and Merger Sub has approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of the Company and the Company Stockholders and (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company, in their respective capacities as stockholders of the Company, are entering into Support Agreements with Parent (each, a “Support Agreement” and collectively, the “Support Agreements”) pursuant to which the signatories thereto are agreeing to, subject to the terms and conditions of such agreements, tender their Company Shares into the Offer and to take (and refrain from taking) certain other actions in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE OFFER

1.1 The Offer.

(a) Offer Commencement. Provided that (x) this Agreement has not been terminated pursuant to Article VII and (y) the Company has complied in all material respects with its obligations under Section 1.1(h) and Section 1.2 in each case that are required to be performed by it prior to commencement of the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) commence the Offer (within the meaning of Rule 14d-2 under the Exchange Act) to purchase all of the Company Shares at a price per Company Share equal to the Offer Price (subject to the terms of Section 1.1(d)) as promptly as practicable (but in no event more than ten (10) Business Days) after the date hereof.

(b) Offer Conditions. Subject to the rights and obligations of Merger Sub to extend and/or amend the Offer in accordance with the terms and conditions of this Agreement, Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), pay for any tendered Company Shares, and Merger Sub may (and Parent may cause Merger Sub to) pursuant to Section 1.1(e) delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC (including Rule 14e1(c) under the Exchange Act) the payment for, any Company Shares that are validly tendered in the Offer (and not validly withdrawn) prior to the scheduled expiration of the Offer, in the event that:

(i) at the scheduled expiration of the Offer, there shall not have been validly tendered in accordance with the terms of the Offer (after giving effect to any withdrawals of previously tendered Company Shares) a number of Company Shares that, taken together with any Company Shares then owned by Parent and Merger Sub, represent more than 50.00% of all then outstanding Company Shares (the “Minimum Condition”); or

(ii) at the scheduled expiration of the Offer the waiting period (and any extensions thereof) applicable to the transactions contemplated by this Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated (the “Regulatory Condition”); or

(iii) (A) any of the representations and warranties set forth in Section 3.1(a) (Organization and Good Standing), Section 3.2 (Authorization and Enforceability), Section 3.31 (Brokers) and Section 3.32 (No Rights Plan) (collectively, the “Specified Representations”)

shall not have been true and correct as of the date of this Agreement or shall not be true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only be true and correct as of such specified date); (B) the representations and warranties set forth in paragraphs (a), (b) or (d) of Section 3.5 (Capitalization) of this Agreement (the “Capitalization Representation”) shall not have been true and correct other than for de minimus inaccuracies as of the date hereof or shall not be true and correct other than for de minimus inaccuracies as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than any such representation or warranty that is made only as of a specified date, which need only be true and correct other than for de minimus inaccuracies as of such specified date); or (C) any of the representations and warranties of the Company set forth in this Agreement (other than the Specified Representations and the Capitalization Representation), disregarding any “materiality” and “Company Material Adverse Effect” qualifications set forth in all such representations or warranties, shall not have been true and correct as of the date of this Agreement or shall not be true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only be true and correct in all respects as of such specified date), except in the case of this clause (C), to the extent that the facts and circumstances causing or resulting in any such representations and warranties not to be true and correct as of the date hereof, as of the relevant specified date, as applicable, or as of immediately prior to the scheduled expiration of the Offer have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; or

(iv) the Company shall have breached or failed to perform in any material respect any of its obligations under this Agreement to be performed prior to the scheduled expiration of the Offer and such breach or failure to perform shall be continuing as of immediately prior to the scheduled expiration of the Offer; or

(v) any Company Material Adverse Effect shall have occurred or exist on or prior to the scheduled expiration of the Offer and shall be continuing as of immediately prior to the scheduled expiration of the Offer; or

(vi) the Company shall not have delivered to Parent and Merger Sub a certificate dated as of the date of the scheduled expiration of the Offer signed on its behalf by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions set forth in clauses (iii), (iv) and (v) of this Section 1.1(b) have been satisfied; or

(vii) any Governmental Authority in the United States or any other jurisdiction in which Parent, the Company or any of their respective

Subsidiaries has material business or operations (the United States and any other such jurisdiction collectively being referred to herein as a “Material Jurisdiction”) shall have (A) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by this Agreement (including the Offer or the Merger) any applicable Law that has the effect of making the consummation of any of the transactions contemplated by this Agreement (including the Offer and the Merger) illegal or prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement (including the Offer and the Merger), (B) issued or granted any Order that remains in effect and has the effect of making any of the transactions contemplated by this Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement (including the Offer and the Merger), or (C) taken any other action that would be reasonably expected to have any of the consequences referred to in clauses (A) – (D), inclusive, of the immediately following clause (viii) of this Section 1.1(b);

(viii) there shall be pending any Legal Proceeding brought by any Governmental Authority in any Material Jurisdiction against Parent, Merger Sub, the Company or any of their respective Affiliates (A) seeking to enjoin the acquisition by Merger Sub (or Parent on Merger Sub’s behalf) of any Company Shares pursuant to the Offer or, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Support Agreements (including the voting provisions thereunder), (B) seeking to impose limitations on the ability of Merger Sub (or Parent on Merger Sub’s behalf), or render Merger Sub (or Parent on Merger Sub’s behalf) unable, to (1) accept for payment, pay for or purchase some or all of the Company Shares pursuant to the Offer and the Merger or (2) exercise full rights of ownership of the Company Shares, including the right to vote the Company Shares purchased by it on all matters properly presented to the Company Stockholders, (C) seeking to (1) compel Parent or any of its Subsidiaries to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (2) compel Parent or any of its Subsidiaries to conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (3) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, or (D) which otherwise would be reasonably expected to have a Company Material Adverse Effect; or

(ix) this Agreement shall have been terminated in accordance with its terms (the conditions set forth in the preceding clauses (i) – (ix), inclusive, of this Section 1.1(b) being referred to herein, collectively, as the “Offer Conditions”).

(c) Waiver of Offer Conditions.

(i) Neither Parent nor Merger Sub may waive the Minimum Condition without the prior written consent of the Company.

(ii) Other than the Minimum Condition, the Offer Conditions are for the sole benefit of Parent and Merger Sub and, accordingly, Parent and Merger Sub may waive any such Offer Conditions, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in their sole and absolute discretion. The failure by Parent and Merger Sub at any time to exercise the foregoing right to waive any Offer Condition (other than the Minimum Condition) shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

(d) Amendment of Offer Terms and Conditions.

(i) Parent and Merger Sub may, and hereby expressly reserve the right to, increase the Offer Price or otherwise amend, modify or make changes to the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms and conditions of the Offer that:

(A) decreases the Offer Price;

(B) changes the form of consideration to be paid in the Offer;

(C) reduces the number of Company Shares sought to be purchased in the Offer;

(D) amends, modifies or otherwise changes the Minimum Condition;

(E) amends, modifies or otherwise changes any Offer Conditions (other than the Minimum Condition) in a manner that adversely impacts the Company Stockholders in any respect; or

(F) imposes conditions to the Offer that are in addition to the Offer Conditions set forth in Section 1.1(b).

(ii) The Offer Price shall be automatically adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Shares occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, Company Shares tendered pursuant to the Offer.

(e) Expiration and Extension of Offer. On the terms and subject to the conditions of this Agreement and the Offer, the Offer shall expire at 12:00 midnight (Eastern time) on the date that is twenty (20) business days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 under the Exchange Act); provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement:

(i) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for any period required by any rule, regulation or other requirement of the SEC (or its staff) that is applicable to the Offer or any NYSE Rule that is applicable to the Offer;

(ii) in the event that the Regulatory Condition is not satisfied or waived as of any then scheduled expiration of the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for successive extension periods of ten (10) Business Days each in order to further seek to satisfy the Regulatory Condition;

(iii) in the event that the Minimum Condition is not satisfied or waived as of any then scheduled expiration of the Offer, but all of the other Offer Conditions have been satisfied or waived at such time, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for two (2) extension periods of ten (10) Business Days in order to further seek to satisfy the Minimum Condition; and

(iv) in the event that any of the Offer Conditions are not satisfied or waived as of any then scheduled expiration of the Offer, Merger Sub may (but shall not be required to) extend the Offer for one (1) or more successive extension periods of up to ten (10) Business Days each in order to further seek to satisfy the Offer Conditions;

provided, however, that notwithstanding the foregoing clauses (i) - (iv) of this Section 1.1(e), inclusive, in no event shall Merger Sub be required to extend the Offer beyond the Termination Date; and provided further, that the foregoing clauses (i) - (iv) of this Section 1.1(e), inclusive, shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to the terms of Article VII. In the event that this Agreement is terminated pursuant to Section 7.1, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within twenty four (24) hours of such termination), irrevocably and unconditionally terminate the Offer.

(f) Acceptance and Payment for Company Shares. On the terms and subject to the conditions of this Agreement and the Offer, promptly after the expiration of the Offer (as it may be extended in accordance with Section 1.1(e)), Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment (the “Acceptance Time”) and pay for all Company Shares

that are validly tendered pursuant to the Offer and not validly withdrawn prior to the expiration of the Offer; provided, however, that without the prior written consent of the Company, Merger Sub shall not accept for payment or pay for any Common Shares in the Offer if, as a result, Merger Sub would acquire less than the number of Common Shares necessary to satisfy the Minimum Condition. The Offer Price payable in respect of each Company Share that are validly tendered and not validly withdrawn pursuant to the Offer shall be paid without interest, net to the holder thereof in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable Tax withholdings.

(g) Subsequent Offering Period.

(i) After the Acceptance Time, Merger Sub may (but shall not be required to), and the Offer Documents shall reserve the right to, extend the Offer for a “subsequent offering period” (and one or more extensions thereof) within the meaning of and in accordance with Rule 14d-11 under the Exchange Act for an aggregate duration of not less than three (3) nor more than twenty (20) Business Days, provided however that any such extension shall not extend beyond the Termination Date.

(ii) Subject to the terms and conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment and pay for all Company Shares that are validly tendered pursuant to the Offer promptly after any such Company Shares are tendered during such “subsequent offering period.” The Offer Price payable in respect of each Company Share that are validly tendered in any such “subsequent offering period” shall be paid without interest, net to the holder thereof in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable Tax withholdings.

(h) Schedule TO and Offer Documents. As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase and the related forms of the letter of transmittal and summary advertisement, if any, and any other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, with any supplements or amendments thereto, the “Offer Documents”), and (ii) mail (or cause to be mailed) the Offer Documents to all Company Stockholders. Subject to the provisions of Section 6.2, the Schedule TO and the Offer Documents may include a description of the determinations and approvals of the Company Board set forth in Section 3.2(c) and the Company Board Recommendation. The Company shall reasonably promptly furnish to Parent and Merger Sub in writing all information concerning the Company that either is (i) required by applicable securities laws to be included in the Schedule TO or the Offer Documents, or (ii) reasonably requested by Parent and Merger Sub for inclusion in the Schedule TO or the Offer Documents. Parent and Merger Sub shall ensure that the Offer Documents, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall ensure that none of the information supplied by the Company or its officers, directors, representatives, agents or employees expressly for inclusion in Offer Documents will, on the date the Offer Documents are first sent to the Company Stockholders and at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall reasonably promptly correct or supplement any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. Unless the Company Board shall have effected a Company Board Recommendation Change, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Unless the Company Board shall have effected a Company Board Recommendation Change, Parent and Merger Sub shall (i) provide to the Company and its counsel any and all written comments that Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and (ii) provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

1.2 Company Actions.

(a) Board Approval and Recommendation of Offer. The Company hereby approves and consents to the Offer. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents if and to the extent that the Company Board Recommendation is not withheld, withdrawn, amended or modified in accordance with Section 6.2.

(b) Schedule 14D-9. Concurrently with filing the Schedule TO with the SEC and mailing the Offer Documents to the Company Stockholders, the Company shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), and (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders along with the Offer Documents. Subject to the provisions of Section 6.2, the Schedule 14D-9 shall include a description of the determinations and approvals set forth in Section 3.2(c) and the Company Board Recommendation. Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall ensure that the Schedule 14D-9, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub shall ensure that none of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Schedule 14D-9 will, on the date the Schedule 14D-9 is first sent to the Company Stockholders or at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall reasonably promptly correct or supplement any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. Unless the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 6.2, the Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. Unless the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 6.2, the Company shall provide in writing to Parent, Merger Sub and their counsel any written comments the Company or its counsel may receive in writing from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish Parent with such information, including a list of the Company Stockholders as of the most recent practicable date, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial Company Stockholders as of the most recent practicable date, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions as requested by Parent from time to time), and with such assistance as Parent, Merger Sub or their respective agents may reasonably request, in order to mail, disseminate and otherwise communicate the Offer to the record and beneficial Company Stockholders. Subject to any and all applicable Laws, and except for such steps as are necessary to mail and disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, (ii) use such information only in connection with the Offer and the Merger, and (iii) if Parent and Merger Sub shall withdraw the Offer or the Offer shall otherwise expire or terminate in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, and this Agreement shall be terminated pursuant to Article VII, Parent and Merger Sub shall either, in Parent’s sole discretion, (A) destroy any and all copies and any extracts or summaries from such information then in their possession or control (and if requested by the Company, certify in writing to such destruction) or (B) deliver (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company, any and all copies and any extracts or summaries from such information then in their possession or control.

(d) Rights of First Refusal. Solely in connection with the tender and purchase of Company Shares pursuant to the Offer and the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to Company Shares owned by, or issuable to, any Person, other than rights to repurchase unvested shares, if any, that may be held by Persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

1.3 Company Board of Directors After Acceptance Time.

(a) Composition of Company Board. Effective as of the Acceptance Time, and from time to time thereafter (as long as Parent and its Affiliates beneficially own a majority of the outstanding Company Shares), Parent shall have the right to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.3) by (y) the percentage that the number of Company Shares beneficially owned by Parent and Merger Sub (after giving effect to the Company Shares purchased pursuant to the Offer) bears to the total number of then outstanding Company Shares. Promptly following a request by Parent, the Company shall take all action necessary to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including (at the election of Parent) either by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board. The time at which Parent’s designees are appointed or elected to, and constitute a majority of, the Company Board pursuant to the preceding sentence is referred to herein as the “Appointment Time.” From time to time after the Appointment Time (as long as Parent and its Affiliates beneficially own a majority of the outstanding Company Shares), the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on (i) each committee of the Company Board, (ii) each board of directors of each Subsidiary of the Company, and (iii) each committee of each such board of directors of each Subsidiary of the Company, in each case to the extent permitted by all applicable Laws and NYSE Rules.

(b) NYSE Requirements. Promptly after the Appointment Time, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by Rule 303A of the NYSE Rules and make all necessary filings and disclosures associated with such status. After the Appointment Time, and prior to the Effective Time, the Company shall cause the Company Board to maintain at least two (2) directors who are members of the Company Board immediately prior to such appointments by Parent (each a “Continuing Director” and, collectively, the “Continuing Directors”); provided, however, that if the number of Continuing Directors is reduced below two (2) for any reason, the remaining Continuing Director shall be entitled to elect or designate a person meeting the foregoing criteria to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement, or, if no

Continuing Directors then remain, the other directors shall designate two (2) persons meeting the foregoing criteria to fill such vacancies, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. Each Continuing Director shall be an “independent director” as defined by Rule 303A.02 of the NYSE Rules and eligible to serve on the Company’s audit committee under the Exchange Act and the NYSE Rules and at least one Continuing Director shall be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and the instructions thereto.

(c) Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 1.3 and Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent shall provide to the Company in writing, and be solely responsible for any information with respect to itself and its nominees, directors, officers and affiliates, required by such Section 14(f) and Rule 14f-1.

(d) Required Approvals of Continuing Directors. Notwithstanding anything to the contrary set forth in this Agreement, from the Appointment Time through the Effective Time, the approval of a majority of the Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to:

(i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, on behalf of the Company;

(ii) extend the time for performance of, or waive, any of the obligations or other acts of Parent or Merger Sub under this Agreement;

(iii) waive any of the Company’s rights under this Agreement; or

(iv) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger.

ARTICLE II

THE SECOND-STEP MERGER

2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the

Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

(b) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger (or a certificate of ownership and merger, as applicable) in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of Delaware Law. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be mutually agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

(c) In the event that Merger Sub shall hold a number of Company Shares so as to enable Parent to consummate the Merger pursuant to and in accordance with Section 253 of the DGCL, whether as a result of the Offer (including any “subsequent offering period” provided by Parent and Merger Sub in connection therewith), the exercise of the Top-Up Option pursuant hereto or otherwise, Parent shall take all necessary action to consummate and cause the Merger to become effective as soon as reasonably practicable thereafter (but in any event no later than the time period required by Section 2.3(a)) pursuant to and in accordance with Section 253 of the DGCL.

2.2 Stockholder Approval of the Merger.

(a) If approval of the Company Stockholders is required under Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholders’ Meeting”) as promptly as reasonably practicable following the Acceptance Time (or following any “subsequent offering period” provided by Parent and Merger Sub in connection with the Offer, if applicable) for the purpose of voting upon the adoption of this Agreement in accordance with Delaware Law.

(b) If approval of the Company Stockholders is required under Delaware Law in order to consummate the Merger other than pursuant to Section 253 of the DGCL, the Company shall prepare in consultation with Parent, and the Company shall file with the SEC, the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders in connection with the Merger and the Company Stockholders’ Meeting. Subject to the terms of Section 6.2, the Company shall include in the Proxy Statement the Company Board Recommendation (other than with respect to the Offer). The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to all applicable Law, the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. The Company shall advise Parent, reasonably promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the NYSE Rules.

(c) Each of Parent and Merger Sub shall vote all Company Shares acquired in the Offer (or otherwise beneficially owned by them or any of their respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with Delaware Law at the Company Stockholders’ Meeting or otherwise. Parent shall vote all of the shares of capital stock of Merger Sub beneficially owned by it, or sign a written consent in lieu of a meeting of the stockholders of Merger Sub, in favor of the adoption of this Agreement in accordance with Delaware Law.

2.3 The Merger Closing.

(a) Closing Date and Location. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.3(b) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other location, date and time as Parent and the Company shall mutually agree in writing. The date upon which the Closing shall actually occur pursuant hereto shall be referred to herein as the “Closing Date.”

(b) Closing Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or mutual waiver by Parent and the Company (where permissible under applicable Law) prior to the Effective Time, of each of the following conditions:

(i) If approval of the Merger by the Company Stockholders is required by Delaware Law, the Requisite Stockholder Approval shall have been obtained.

(ii) Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment all of the Company Shares validly tendered pursuant to the Offer and not validly withdrawn (including accepting for payment all of the Company Shares validly tendered in any subsequent offering period) in an amount sufficient to meet the Minimum Condition and otherwise pursuant to the Offer in accordance with the terms hereof.

(iii) No Governmental Authority in the any Material Jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Law that has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any judgment, decree, injunction or other Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger illegal or prohibiting or otherwise preventing the consummation of the Merger.

2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) Certificate of Incorporation. At the Effective Time, subject to compliance with Section 6.10, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “ExactTarget, Inc.”

(b) Bylaws. At the Effective Time, subject to compliance with Section 6.10, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.5 Directors and Officers of the Surviving Corporation.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.6 General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.7 Effect of the Merger on Capital Stock of the Constituent Corporations.

(a) Capital Stock of Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Capital Stock of the Company.

(i) Company Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur: each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Restricted Stock, Canceled Company Shares and Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive a cash amount equal to the Offer Price, without interest thereon (the “Merger Consideration”). The Merger Consideration shall be automatically adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Shares occurring on or after the date hereof and prior to the Effective Time. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be cancelled, extinguished and cease to exist, and each holder of a Certificate or Book-Entry Share theretofore representing any Company Shares (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender or transfer thereof in accordance with the provisions of Section 2.8; the Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time; and if, after the Effective Time, Certificates or Book-Entry Shares are presented to the

Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(ii) Company Restricted Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, each share of Company Restricted Stock shall be cancelled and extinguished and shall be converted automatically into the right to receive a cash amount equal to the Merger Consideration, provided that the foregoing right to receive such Merger Consideration in respect of such shares of Company Restricted Stock shall be unvested and subject to the same vesting schedule, repurchase option or obligation, risk of forfeiture or other condition as in effect with respect to each such share of Company Restricted Stock as of immediately prior to the Effective Time and shall not be paid or payable unless and until such time as such vesting conditions are met and such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates. For the avoidance of doubt, any Company Restricted Stock that vests on account of the transactions contemplated by this Agreement shall be treated as specified in Section 2.7(b)(i).

(iii) Canceled Company Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur, each Company Share that is owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise) (“Canceled Company Shares”) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iv) Dissenting Company Shares.

(A) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 2.7. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 2.8.

(B) The Company shall give Parent (1) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (2) the opportunity and right (at Parent’s election) to direct and control all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

2.8 Payment of Merger Consideration.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. Promptly following the Effective Time, Parent shall deposit (or cause to be deposited) the aggregate Merger Consideration with the Payment Agent, for payment to the Company Stockholders pursuant to the provisions of this Article II (such cash amount being referred to herein as the “Exchange Fund”).

(c) Payment Procedures. Promptly following the Effective Time, Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) or non-certificated Company Shares represented by book-entry (“Book-Entry Shares”), which immediately prior to the Effective Time represented outstanding Company Shares (other than Canceled Company Shares and Dissenting Company Shares) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Payment Agent) and (ii) instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon (i) surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) in the case of a transfer of Book-Entry Shares, the holders of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II, and the Certificates so surrendered or Book-Entry Shares so transferred shall forthwith be canceled. The Payment Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of such Certificates or transfer of Book-Entry Shares pursuant to this Section 2.8. Until so surrendered or transferred, outstanding Certificates or Book-Entry Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if Merger Consideration is to be paid in a name other than that in which the surrendered Certificate or transferred Book-Entry Shares are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the surrendered Certificate or transferred Book-Entry Shares are registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer or such Book-Entry Shares are properly transferred and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to this Article II; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) Required Withholding. Each of the Payment Agent, Merger Sub, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under U.S. federal or state, local or non-U.S. law. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares on the date that is six (6) months after the Effective Time shall be delivered to Parent (or its designee) upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates or transferred their Book-Entry Shares evidencing such Company Shares for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares evidenced by such Certificates or Book-Entry Shares solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

2.9 Necessary Further Action. In the event that, at any time from and after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Corporation shall take all such lawful and necessary action on behalf of the Company and Merger Sub to accomplish the foregoing. From and after the Effective Time, the directors and officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as expressly set forth in (x) (i) the Company’s Annual Report filed on Form 10-K on February 22, 2013, for the period ending December 31, 2012, (ii) the Company’s Quarterly Report filed on Form 10-Q on May 10, 2013, for the period ending March 31, 2013, (iii) the Company’s Proxy Statement filed on Form DEF 14A on April 30, 2013, and (iv) the Company’s Current Reports filed on Form 8-K on February 21, March 12 and May 9, 2013 (other than any predictive, cautionary or forward looking disclosures contained under the captions “Risk Factors”, “Forward Looking Statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature or any disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) to the extent that it is reasonably apparent from the text of such reports in the foregoing clauses (i) through (iv) that such disclosure is applicable to any section or subsection of this Article III; provided, however, that the foregoing clause (x) shall not apply to the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.12 and 3.31, and (y) the disclosure schedule delivered by the Company to Parent on the date of this Agreement prior to the execution hereof (the “Company Disclosure Schedule”), which disclosure shall be deemed to qualify or provide disclosure in response to (i) the specific section or subsection of this Article III that specifically corresponds to the section of subsection of the Company Disclosure Schedule in which any such disclosure is set forth, and/or (ii) any other section or subsection of this Article III to the extent that it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such other section or subsection of this Article III, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The Company has delivered or made available to Parent (i) true, correct and complete copies of the certificate of incorporation and bylaws or other constituent documents, as amended to date, of the Company, and (ii) true, correct and complete copies in all material respects of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings, and any action taken by written consent, of the Company Stockholders, the Company Board and each committee of the Company Board, excluding any minutes related to this Agreement and the transactions contemplated hereby, in each case occurring at any time during the three years prior to the date of this Agreement. The Company is not in violation of its certificate of incorporation or bylaws in any material respect.

3.2 Authorization and Enforceability.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby (including the Offer and the Merger), other than in the case of the consummation of the Merger, obtaining the Requisite Stockholder Approval. Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are accurate, and if the holdings of Company Shares by Parent and/or Merger Sub do not meet the threshold required by Section 253 of the DGCL, the affirmative vote of the holders of a majority of the outstanding Shares, voting together as a class (the “Requisite Stockholder Approval”), is the only vote of the holders of any class or series of Company Capital Stock necessary (under applicable Law or otherwise) to adopt this Agreement and approve the Merger.

(c) At a meeting duly called and held prior to the execution of this Agreement, the Company Board has, upon the terms and subject to the conditions set forth herein, (i) unanimously determined that this Agreement is advisable, (ii) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of the Company and the Company Stockholders, (iii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and the Support Agreements, which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement and the transactions contemplated hereby (including the Offer and the Merger) as well as the Support Agreements and the transactions contemplated thereby, are not and will not be subject to the provisions of, or any restrictions under, the provisions of Section 203 of the DGCL, and (iv) unanimously resolved to recommend that the Company Stockholders accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and, to the extent applicable, adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”). Prior to making the determinations and effecting the approvals set forth in this Section 3.2(c), the Company has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of this Agreement, the consideration to be paid to the holders of the Company Shares in the proposed Offer and Merger, together and not separately, is fair, from a financial point of view, to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

(d) Assuming that the representations of Parent and Merger Sub set forth in Section 4.6 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) or the Support Agreements or the transactions contemplated thereby. To the Company’s Knowledge, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer, the Merger, the Support Agreements or the transactions contemplated hereby or thereby.

(e) At a meeting duly called and held at which all members of the Compensation Committee of the Company Board (the “Compensation Committee”) were present, the Compensation Committee (i) duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, (A) each Company Stock Plan, (B) the treatment of Company Equity Awards in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Employee Plan, (C) the terms of Section 6.9 and Section 6.10, and (D) each other Employee Plan that under the terms of this Agreement is required to be set forth in Sections 3.17(a)(i) and 3.17(a)(ii) of the Company Disclosure Schedule which resolutions have not been rescinded, modified or withdrawn in any way, and (ii) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Each member of the Compensation Committee is an “independent director” within the meaning of the requirements of Rule 14d-10(d) under the Exchange Act.

(f) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

3.3 Required Governmental Consents. No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger), except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, (i) be or reasonably be expected to be, material to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole, or (ii) would or would reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and applicable Law.

3.4 Conflicts. The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by the Company with any of the provisions hereof do not and will not (a) violate or conflict with any provision of the certificates of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (b) subject to obtaining such Consents set forth in Section 3.4(b) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (c) assuming compliance with the matters referred to in Section 3.3 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any applicable Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (d) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, (i) be or reasonably be expected to be, material to business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole, or (ii) reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and applicable Law.

3.5 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 300,000,000 Company Shares and (ii) 10,000,000 shares of Company Preferred Stock. As of the close of business on May 31, 2013, (A) 69,646,539 Company Shares were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) no shares of Company Capital Stock were held by the Company as treasury shares. All outstanding Company Shares are validly issued, fully paid, non-assessable and free of any preemptive rights. Since the close of business on the date of this Agreement, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Company Options granted under a Company Stock Plan.

(b) Section 3.5(b)(i) of the Company Disclosure Schedule sets forth, with respect to each outstanding Company Option as of the close of business on May 31, 2013, the name of the holder of such option, the number of Company Shares issuable upon the exercise of such option, the exercise price of such option, the date on which such option was granted, the vesting schedule for such option (including any acceleration provisions with respect thereto), including the extent unvested and vested on May 31, 2013 and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. Section 3.5(b)(ii) of the Company Disclosure Schedule sets forth, with respect to each outstanding Company RSU as of the close of business on May 31, 2013, the name of the holder of such award, the number of Company Shares subject to such award, the date of grant of such award and the applicable vesting and/or settlement schedule (including any acceleration provisions with respect thereto).

(c) Section 3.5(c)(iii) of the Company Disclosure Schedule sets forth, with respect to each outstanding award of Company Restricted Stock as of the close of business on May 31, 2013, the name of the holder of such award, the number of shares of Company Restricted Stock held by such holder, the repurchase price of such Company Restricted Stock, the date on which such Company Restricted Stock was purchased or granted, the applicable vesting schedule pursuant to which the Company’s right of repurchase or forfeiture lapses, and the extent to which such Company right of repurchase or forfeiture has lapsed as of such date. As of the close of business on May 31, 2013, 8,394,338 Company Shares were reserved for future issuance pursuant to stock awards not yet granted under the Company Stock Plans and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, other than as permitted by Section 5.2(b). True, correct and complete copies of the standard equity award agreements under the Company Stock Plans and each agreement for each Company Option, Company RSU and/or Company Restricted Stock that does not conform to the standard equity award agreements under the Company Stock Plans have been delivered or made available by the Company to Parent. No Company Options, Company RSUs or Company Restricted Stock have been granted or are outstanding except under and pursuant to a Company Stock Plan.

(d) Except as set forth in this Section 3.5, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Company Securities. There are no outstanding Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(e) Neither the Company nor any of its Subsidiaries is a party to any Contracts restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

3.6 Subsidiaries.

(a) Section 3.6(a) of the Company Disclosure Schedule contains a list of the name and jurisdiction of organization of each Subsidiary of the Company. Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) Each of the Company’s Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), (ii) has the requisite power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets and (iii) is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to do so, individually or in the aggregate, would not to have a Company Material Adverse Effect. The Company has delivered or made available to Parent true, correct and complete copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of each of the Company’s Subsidiaries. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid, non-assessable and are free of preemptive rights and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business in any material respect as presently conducted.

(d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities or (v) Contracts of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.7 SEC Reports. Since March 21, 2012, the Company has filed or furnished (as applicable) all forms, reports and documents with the SEC that have been required to be so filed or furnished (as applicable) by it under applicable Law prior to the date hereof, and, after the date of this Agreement and until the Appointment Time, the Company will timely file or furnish (as applicable) all forms, reports and documents with the SEC that are required to be filed or furnished (as applicable) by it under applicable Law (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished (as applicable) by the Company with the SEC on or prior to the expiration date of the Offer that are not required to be so filed or furnished, the “SEC Reports”). Each SEC Report complied or will comply, as the case may be, as of its filing date as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with all applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), each as in effect on the date such SEC Report was or will be filed. True, correct and complete copies of all SEC Reports filed prior to the date hereof, whether or not required under applicable Law, have been made available to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Neither the Company nor any Subsidiary has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements included therein). None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley

Act with respect to any SEC Report. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.8 Financial Statements and Controls.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied by the Company during the periods and at the dates involved (except as may be indicated in the notes thereto), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) The Company and each of its Subsidiaries has established and maintains a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries (including any employee thereof) nor to the Company’s Knowledge the Company’s independent auditors have identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (C) any claim or allegation regarding any of the foregoing.

(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(d) To the Company’s Knowledge, (i) neither the Company nor any of its Subsidiaries has received any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in any accounting or auditing practices in violation of applicable Law and (ii) no current or former attorney representing the Company or any of its Subsidiaries has reported in writing evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company.

(e) To the Company’s Knowledge, (i) no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(f) The Company is in compliance in all material respects with all applicable and effective provisions of the Sarbanes-Oxley Act and the Dodd-Frank Act.

3.9 Schedule 14D-9; Proxy Statement; Offer Documents.

(a) The Schedule 14D-9, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

(b) The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company Stockholders and at the time of the Company Stockholders’ Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

(c) None of the information supplied by the Company or its officers, directors, representatives, agents or employees expressly for inclusion in Offer Documents will,

on the date the Offer Documents are first sent to the Company Stockholders and at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.10 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against in the Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports filed prior to the date of this Agreement, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement (including the Offer and the Merger) and (d) other Liabilities that, individually or in the aggregate, would not have a Company Material Adverse Effect.

3.11 Absence of Certain Changes. From the date of the Balance Sheet through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred, as the case may be:

(a) any Company Material Adverse Effect;

(b) other than cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, any split, combination or reclassification of any shares of capital stock, declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or any Subsidiary;

(c) any material change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles;

(d) any Tax election or change in Tax election or settlement or compromise of any Tax liability by the Company or any of its Subsidiaries;

(e) any amendment of the Company’s certificate of incorporation or bylaws;

(f) any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities;

(g) (i) any incurrence or assumption of any long-term or short-term debt for borrowed money or issuance of any debt securities by the Company or any of its Subsidiaries except for capital leases, short-term debt incurred to fund operations of the business or owed to the Company or any of its wholly-owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (ii) any assumption, guarantee or endorsement of the obligations of any other Person (except direct or indirect wholly-owned Subsidiaries of the Company) by the Company or any of its Subsidiaries, (iii) any loan, advance or capital contribution to, or other investment in, any other Person by the Company or any of its Subsidiaries (other than customary loans or advances to employees or direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice)

or (iv) any mortgage or pledge of the Company’s or any of its Subsidiaries’ assets, tangible or intangible, or any creation of any Lien thereupon (other than Permitted Encumbrances);

(h) any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(i) any grant of severance or termination pay (in cash or otherwise) to any Employee, including any officer, of the Company or its Subsidiaries;

(j) any payment or agreement to pay any special bonus or special remuneration (including grants of Company Options, Company RSUs and/or Company Restricted Stock) to any Employee, or increase or agreement to increase the salaries, wage rates, or other compensation or benefits of any Employee;

(k) any waiver of any stock repurchase rights, or acceleration, amendment or change in the period of exercisability, as applicable, of Company Options, Company RSUs and/or Company Restricted Stock or any other equity or similar incentive awards (including without limitation any long-term incentive awards), or repricing of stock options or authorizing cash payments in exchange for any stock options granted under any of such plans;

(l) any adoption or material amendment of an Employee Plan; or

(m) any promotion, demotion, or other change to the employment status or title of any executive officer of the Company or Key Employee.

3.12 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean each of the following:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii) any employment or consulting Contract (in each case, under which the Company or any of its Subsidiaries has continuing obligations as of the date hereof) with any Employee or member of the Company Board providing for an annual base compensation in excess of $500,000 that is not terminable upon notice by the Company or any of its Subsidiaries, without cost or other Liability, except for amounts earned prior to the time of termination;

(iii) any Contract or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby (including the Offer and the Merger) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including the Offer and the Merger);

(iv) any Contract containing any covenant, commitment or other obligation (A) limiting in any material respect the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any Company Intellectual Property or to compete with any Person in any line of business, (B) granting any exclusive rights, (C) containing a “most favored nation” or similar provision, (D) prohibiting the Company or any of its Subsidiaries (or, after the Effective Time, Parent) from engaging in business with any Person or levying a fine, charge or other payment for doing so or (E) otherwise prohibiting or limiting in any material respect the right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

(v) any IP Contracts listed on Sections 3.21(i) or 3.21(j) of the Company Disclosure Schedule;

(vi) any Contract that is royalty-bearing where such royalties paid, payable, or received or to be received are in excess or $100,000 per year or $500,000 in aggregate;

(vii) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of Assets that, individually or in the aggregate, have a value greater than $100,000, other than sales of Company Products in the ordinary course of business, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(viii) any material Contract (including any material amendments thereto) with any Material Customer or Material Supplier.

(ix) any Contract to provide Source Code to any third party for any Company Product, including any Contract to put such Source Code in escrow with a third party on behalf of a licensee or contracting party;

(x) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $200,000, other than loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice;

(xi) any settlement Contract other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid) and does not exceed $100,000 as to such settlement;

(xii) any Governmental Contract;

(xiii) the Contract attached to Section 3.12(c) of the Company Disclosure Schedule and

(xiv) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Section 3.12(b) of the Company Disclosure Schedule contains a list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.12(a) that describes such Material Contract.

(c) To the Company’s Knowledge, the form of Contract attached to Section 3.12(c) of the Company Disclosure Schedule is a true and correct copy of the Contract executed by the Company and the other party thereto.

(d) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Company’s Knowledge, is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Company’s Knowledge, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.13 Permits. The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to occupy and operate each Leased Real Property and to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Company’s Knowledge, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.14 Litigation. There is no Legal Proceeding pending or, to the Company’s Knowledge, threatened (a) against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries, including the Assets and the Leased Real Property that (i) involves an amount in controversy in excess of $500,000, (ii) seeks material injunctive relief, (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement or (iv) individually or in the aggregate with all other pending or threatened Legal Proceedings, would have a Company Material Adverse Effect, or (b) against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such), whether or not naming the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries

nor any of their respective properties, including the Assets and the Leased Real Property is subject to any outstanding Order that would, individually or in the aggregate, (A) be or reasonably be expected to be, material to the business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole, or (B) reasonably be expected to materially impede the ability of the Company to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and applicable Law.

3.15 Taxes.

(a) Each of the Company and its Subsidiaries has prepared and timely filed all U.S. federal, state, local and non-U.S. income, corporation and franchise Tax Returns and all other material Tax Returns required to be filed by it, and such Tax Returns in all respects are true, correct and complete in accordance with applicable Law.

(b) Each of the Company and its Subsidiaries has (i) timely paid all Taxes it is required to pay, and (ii) timely withheld (and timely paid over any withheld amounts to the appropriate Governmental Authority) all Taxes required to withheld by it.

(c) Neither the Company nor any of its Subsidiaries had any material liabilities for unpaid Taxes as of the date of the Balance Sheet that had not been accrued or reserved on such balance sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Balance Sheet other than in the ordinary course of business.

(d) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax, and no power of attorney with respect to any Taxes has been executed or filed with any Governmental Authority by or on behalf of the Company or any of its Subsidiaries.

(e) No audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any proposed audit or other examination. No material adjustment relating to any Tax Return filed by the Company has been proposed by any Governmental Authority which has not been fully paid, otherwise resolved or adequately reserved in the consolidated financial statements of the Company filed or furnished with the SEC Reports. No written claim has ever been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction.

(f) There are (and immediately following the Effective Time there will be) no Liens on the Assets of the Company or any of its Subsidiaries relating or attributable to Taxes, other than Permitted Encumbrances.

(g) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated, consolidated, combined, aggregate or unitary group (including within the meaning of Code §1504(a)) filing a consolidated Tax Return (other than a group the common parent of which was the Company), (b) ever been a party to any Tax sharing or allocation agreement other than any such agreement the only parties to which are the Company and one or more Company Subsidiaries, (c) any liability for the Taxes of any person (other than the Company or a Company Subsidiary) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign applicable Law), or as a result of filing Tax Returns on a consolidated, combined, or unitary basis with such person or (d) as a transferee or successor, by contract, by operation of applicable Law or otherwise (including, without limitation, liability for social security payments for subcontractors).

(h) The Company and each of its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(i) There is no Contract to which the Company or any of its Subsidiaries is a party, which, individually or collectively, could, and neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will, give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) or Section 280G of the Code.

(j) The Company and its Subsidiaries have identified all uncertain tax positions contained in all Tax Returns filed by the Company and/or its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the financial statements in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109 (“FIN 48”).

(k) Each Employee Plan and contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee, in each case, that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”) has been at all times since January 1, 2005 (of, if later, the date it became effective) in operational compliance with Section 409A and at all times since January 1, 2009 (of, if later, the date it became effective) in documentary compliance with Section 409A, except, in each case, for non-qualified deferred compensation Plans that have been corrected in their entirety through a method and in a manner and timeframe specifically permitted by, and meeting all requirements of, Section 409A and thereafter remained in full compliance with Section 409A. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax related payments under Section 409A. There is no contract, agreement, plan or arrangement to which the Company or any Subsidiary is a party, which, individually or collectively, could reasonably be expected to give rise to a Parent, Company or Subsidiary Tax under Section 409A of the Code or that could reasonably be expected to give rise to an Employee Tax and/or Company or Subsidiary reporting obligations under Section 409A of the Code.

(l) Since January 1, 2011, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(m) Neither the Company nor any of its Subsidiaries has engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

3.16 Environmental Matters. The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. No action, proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Subsidiary that seek to impose, or that is reasonably likely to result in the imposition of, any material liability or obligation arising under any Environmental Law upon the Company or any of its Subsidiaries.

3.17 Employee Benefit Plans.

(a) For purposes hereof, “Employee Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any Employee of the Company or any ERISA Affiliate, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has any material Liability (together the “Employee Plans”). Section 3.17(a) contains a list of all material Employee Plans. With respect to each Employee Plan, the Company has made available to Parent complete and accurate copies of (A) the three most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter or opinion letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) all Contracts and other important documentation (e.g., actuarial reports) relating to each Employee Plan, including administrative service agreements; (F) all discrimination tests for each Employee Plan for the most recent plan year; (G) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan in the past two years; (H) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets (I) with respect to each Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of applicable Law necessary to obtain the most favorable tax treatment and (J) all amendments, modifications or supplements to any such document.

(b) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and the codes of practice issued by any Governmental Authority. To the extent legally required, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities.

(c) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter (or opinion letter, if applicable) from the IRS to such effect and, to the Company’s Knowledge, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(d) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Parent, the Company or their respective Subsidiaries, all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made under applicable Law, any applicable Collective Bargaining Agreement and the terms of such Employee Plan. To the Company’s Knowledge, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries reasonably could be expected to be subject to any material liability under the terms of any Employee Plan, ERISA, the Code or codes of practice issued by any Governmental Authority, Collective Bargaining Agreement or any other applicable Law. Except as required by applicable Law, neither the Company nor any of its Subsidiaries has any legally binding commitment to amend or establish any new Employee Plan or to continue or increase any benefits under any Employee Plan, or to maintain any such benefits or the level of any such benefits generally for any period.

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to Parent, the Company or their respective Subsidiaries, there are no Legal Proceedings pending or, to the Company’s Knowledge, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) None of the Company, any of its ERISA Affiliates, or, to the Company’s Knowledge, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) Neither the Company nor any ERISA Affiliate has or reasonably could be expected to have any direct or contingent liability with respect to any (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (1), (2) or (3) whether or not subject to ERISA), (4) a “funded welfare plan” within the meaning of Section 419 of the Code or (5) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(h) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state, local or foreign law or at the sole cost of the former employee.

(i) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (including the Offer or the Merger) will, either alone or in conjunction with any other event, (i) except as specifically provided in this Agreement, result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) except as specifically provided in this Agreement, result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(j) Neither the Company nor any ERISA Affiliate has violated Section 402 of the Sarbanes Oxley Act of 2002.

(k) All contracts of employment or for services with any employee of the Company or any ERISA Affiliate who provide services outside the United States (“Foreign Employees”), or with any director, independent contractor or consultant of or to the Company or any of its Subsidiaries can be terminated by thirty (30) days notice or less given at any time without giving rise to any claim for damages, severance pay, or compensation (other than a statutory redundancy payment or notice period applicable by virtue of applicable Law or compensation for unfair dismissal applicable by virtue of law or any equivalent remedy under applicable local law or pursuant to any written agreement provided to Parent prior to the date hereof).

(l) To the Company’s Knowledge, no promise has been made by the Company or any of its Subsidiaries to any Foreign Employee that his defined contribution benefits under any Funded International Employee Plan will at any point in the future equate to or not be less than any particular amount. No International Employee Plan has liabilities, that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accounted for on a basis which complies in all material respects with International Accounting Standard 19 (IAS 19).

(m) Except as required by applicable Law, no condition or term under any relevant Employee Plan exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Employee Plan or International Employee

Plan at any time for any reason without liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

3.18 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”). There are no pending activities or proceedings or, to the Company’s Knowledge, threatened or reasonably anticipated by any labor organization, union, group or association or representative thereof to organize any such employees. There are no lockouts, strikes, slowdowns, concerted refusal to work overtime, work stoppages or, to the Company’s Knowledge, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries.

(b) There are no material grievances outstanding against the Company or any of its Subsidiaries; nor are there any unfair labor practice complaints pending, or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries before the National Labor Relations Board or any court, tribunal or other Governmental Authority, or any current union representation questions involving employees of the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries have complied in all material respects with applicable Law and Orders relating to employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). The employment of each employee of the Company and its Subsidiaries is terminable at will without material cost or liability to the Company or its Subsidiaries, except for amounts earned prior to the time of termination, other than pursuant to agreements (or forms thereof) provided to Parent prior to the date hereof or for severance or other benefits required by applicable Laws.

(d) Except as would not, individually or in the aggregate, be or reasonably be expected to be, material to business, operations, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole, (i) individuals who are or were performing consulting or other services for the Company or any of its Subsidiaries have been classified correctly in all material respects by the Company or its Subsidiaries as either “independent contractors” (or comparable status in the case of a foreign of its Subsidiaries) or “employees” as the case may be, (ii) at the Effective Time, with respect to those individuals still performing consulting services for the Company or its Subsidiaries as of the Effective Time, such individuals will qualify for such classification and (iii) all individuals who are or were classified as employees as of the Effective Time have been correctly classified as exempt or non exempt, as the case may be, under the Fair Labor Standards Act or other applicable Laws.

(e) Neither the Company nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar foreign, state or local applicable Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar foreign, state or local applicable Law, or incurred any liability or obligation under WARN or any similar foreign, state or local applicable Law with respect to which any obligation remains unsatisfied. No terminations prior to the Closing (without taking into account any terminations with which they may be aggregated for terminations after the Closing) would trigger any notice or other obligations under the WARN Act or similar foreign, state or local applicable Law for which such notices or other obligations have not been satisfied.

3.19 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b) Section 3.19(b) of the Company Disclosure Schedule contains a list of all material real property currently leased, used, or occupied by the Company or any Subsidiary (“Leased Real Property”) and each of the material leases, subleases, licenses, or other agreements (collectively, the “Leases”) to which the Company or any Subsidiary is a party. The Company has made available to Parent true, correct and complete in all material respects copies of all Leases (including all material modifications, amendments, supplements, consents, waivers and side letters thereto). To the Company’s Knowledge, each Lease is in full force and effect in accordance with its terms, and the Company or Subsidiary which is a party thereto holds a valid leasehold estate in the Leased Real Property described therein, free and clear of all Liens (other than Permitted Encumbrances).

(c) Section 3.19(c) of the Company Disclosure Schedule contains a list in all material respects of all of the existing Leases entered into by the Company or any of its Subsidiaries granting to any Person, other than the Company or any of its Subsidiaries, any subleasehold estate, license to use or occupy, or other right, now or in the future, in any of the Leased Real Property

(d) Neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any Lease, and, to the Company’s Knowledge, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto.

(e) To the Company’s Knowledge, each Leased Real Property (including the operating systems serving such property) is in reasonably good operating condition and repair, water-tight, free from material structural, physical, mechanical, electrical, plumbing, roof or other defects, maintained in a manner consistent with industry standards generally followed with respect to similar property.

3.20 Tangible Personal Property. To the Company’s Knowledge, (i) all material machinery, equipment, furniture, fixtures and other tangible property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted and (ii) the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets, free and clear of all Liens (other than Permitted Encumbrances).

3.21 Intellectual Property.

(a) Section 3.21(a) of the Company Disclosure Schedule contains a list of all Company Products and of all Domain Names owned by the Company or any of its Subsidiaries.

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of all Registered Intellectual Property owned by, filed in the name of, or licensed exclusively to, the Company or any of its Subsidiaries, indicating for each item the registration or application number, the applicable filing jurisdiction, and the status of such application or registration (“Company Registered Intellectual Property”). Each item of Company Registered Intellectual Property (other than patent applications) that is owned by the Company or any of its Subsidiaries is subsisting and, to the Company’s Knowledge, valid and enforceable, and has not expired, been cancelled, or been abandoned.

(c) All Company Intellectual Property that is owned by the Company or any of its Subsidiaries is free and clear of all Liens other than Permitted Encumbrances. Neither the Company nor any of its Subsidiaries has granted to any person a joint ownership interest of, or has granted or permitted any person to retain, any exclusive rights that remain in effect in, any Intellectual Property Right that is or was Company Intellectual Property and is, or at the time of the grant was, material to the conduct of the businesses of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has transferred to any person in the prior five (5) years ownership of any Intellectual Property Right that was Company Intellectual Property and that at the time of the transfer was material to the conduct of the businesses of the Company and its Subsidiaries.

(d) The Company and its Subsidiaries have in sufficient rights to use all Intellectual Property Rights and Technology that are material to the conduct of their respective businesses as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement provided that no representation and warranty is made in this Section 3.21(d) as to the non-infringement of any Intellectual Property Rights of any third party by the Company or any of its Subsidiaries.

(e) Neither the Company Products, nor the past or current conduct or operations of the Company or its Subsidiaries have infringed or misappropriated the Intellectual Property Rights of any third party, or have violated any right of any person (including any right to privacy or publicity), or have constituted, unfair competition or trade practices under the laws of any applicable jurisdiction, in each case, that reasonably could be expected to give rise to a material liability of the Company or any of its Subsidiaries or result in an injunction that would materially impair the ability of the Company or any of its Subsidiaries to conduct their businesses in the manner in which they are currently conducted. No Legal Proceeding has been filed against the Company or any of its Subsidiaries by, and none of the Company or its Subsidiaries has received written or, to the Company’s Knowledge, oral notice from, any third party in the four (4) years prior to the date hereof in which it is alleged that any Company Product or the operation or conduct of the business of the Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property Rights of any third party, violates the rights of any third party (including any right to privacy or publicity), or constitutes unfair competition or trade practices under the applicable Law.

(f) To the Company’s Knowledge, no person is misappropriating, infringing, diluting or violating any Company Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries. None of the Company or its Subsidiaries has brought any claims, suits, arbitrations or other adversarial proceedings before any court, Governmental Authority or arbitral tribunal against any third party with respect to any Company Intellectual Property which remain unresolved as of the date hereof.

(g) In each case in which the Company or any of its Subsidiaries has engaged or hired a third party for the purpose of developing or creating any Intellectual Property Rights or Technology for any of them, or the Company or any of its Subsidiaries has acquired or purported to acquire ownership of any Intellectual Property Rights or Technology from any person, in each case, that is material to the conduct of the businesses of the Company and its Subsidiaries as currently conducted, the Company or any of its Subsidiaries, as the case may be, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property Rights (including the right to seek past and future damages with respect thereto) and Technology to the Company or any of its Subsidiaries (including waivers of Moral Rights to the fullest extent allowed under applicable Law), and, in the case of any such Intellectual Property Rights that are Registered Intellectual Property, the Company or any of its Subsidiaries has recorded each such assignment with respect thereto with the relevant Governmental Authority.

(h) The Company and its Subsidiaries have taken all commercially reasonable measures necessary to protect its Trade Secrets and the Trade Secrets provided to the Company or any of its Subsidiaries by any other person. Without limiting the generality of the foregoing, the Company and its Subsidiaries have, and enforce, a policy requiring each employee, individual consultant and individual independent contractor involved in the creation of Intellectual Property Rights or Technology for any of them to execute a proprietary information, confidentiality and invention assignment agreement substantially in the form attached to Section 3.21(h) of the Company Disclosure Schedule, and all current and former employees, consultants and independent contractors of the Company or its Subsidiaries have created Intellectual Property Rights or Technology for any of them that is material to the conduct of the businesses of the Company and its Subsidiaries as currently conducted has executed such or a substantially similar agreement.

(i) Section 3.21(i) of the Company Disclosure Schedule contains a list of all contracts, agreements and licenses, pursuant to which a third party has licensed or granted any right to the Company or any of its Subsidiaries in any Technology or Intellectual Property Rights or agreed to provide any services (including hosted services) related to Technology or Intellectual Property Rights to the Company or any of its Subsidiaries (“In-Licenses”), other than any licenses for commercially available, off-the-shelf software (including software licensed through software as a service arrangements) for which the Company or any of its Subsidiaries has paid less than $500,000 in aggregate.

(j) Section 3.21(j) of the Company Disclosure Schedule contains a list of all Contracts (i) pursuant to which the Company or any of its Subsidiaries (A) has granted any third party any rights or licenses to any material Company Intellectual Property other than Ordinary Course Licenses, or (B) granted any license to, provided access to, or provided, sold or distributed (or agreed to do any of the foregoing) with respect to, any Company Product or material Technology owned by the Company or any of its Subsidiaries, other than Ordinary Course Licenses. (The foregoing, together with the Ordinary Course Licenses, the “Out-Licenses,” and together with the In-Licenses, the “IP Contracts”).

(k) All IP Contracts are in full force and effect. Neither the Company nor any of its Subsidiaries is, nor, to the Knowledge of Company, is any other party to any IP Contract, in material breach of any IP Contract. The consummation of the transactions contemplated hereby and any Follow-on Transaction, will not (i) materially violate or result in the breach, modification, cancellation, termination, or suspension of any IP Contract, (ii) result in the release of any material Source Code or other proprietary material Technology of the Company or the Surviving Corporation or in the granting of any right or licenses to any material Company Intellectual Property to any third party, (iii) result in Parent or any of its Affiliates being required to grant to any third party any rights to or under their Intellectual Property Rights, or (iv) subject the Surviving Corporation or any of its Subsidiaries, or Parent or any of its Affiliates to any non-compete or other material restriction on the operation or scope of their respective businesses. All IP Contracts shall survive the Closing in accordance with their terms for the benefit of Parent and its Affiliates (including the Surviving Corporation), and, as of immediately after the Closing, Parent and its Affiliates (including the Surviving Corporation) will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under all IP Contracts that they had prior to the Closing.

(l) Neither the Company nor any of its Subsidiaries has (i) granted, nor is any of them obligated to grant, access or rights to any of its Source Code in or for any Company Products, (ii) rendered any of its Source Code subject to any Open Source License, (iii) licensed, distributed or used any Technology in material breach of the terms of any Open Source License, (iv) licensed or granted a third party the right to obtain any of its Source Code in any Company Product or Technology owned by the Company or any of its Subsidiaries (including in any such case, any conditional right to access, or under which Company or any of its Subsidiaries has established any escrow arrangement for the storage and conditional release of any Source Code).

(m) No Legal Proceeding by any third party is pending against the Company or any of its Subsidiaries, and no written or, to the Company’s Knowledge, oral notice of any such claim or complaint has been received by the Company or any of its Subsidiaries in the prior five years with respect to any material warranty claim relating to any Company Products (including with respect to any delay, defect, deficiency, or security or service level failure of any product, or quality of any service) or with respect to the breach of any agreement (including any Out-License) under which such Company Products have been supplied or provided, in each case, which remain unresolved as of the date hereof. Each Company Product has been and is in conformity in all material respects with all applicable Law, all express and implied warranties and specifications, and all Contracts with respect to Company Products to which the Company or any of its Subsidiaries is party.

(n) To the Company’s Knowledge, no Company Product contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other software routines or hardware components that (i) enable or assist any person to access without authorization or disable or erase the Company Products, or (ii) otherwise significantly adversely affect the functionality of the Company Products.

(o) To the Company’s Knowledge, no Company Product or Company Intellectual Property has been transferred, licensed or made available to any person in violation of any Export Controls.

3.22 Compliance with Laws. The Company and each of its Subsidiaries are in compliance with all Laws and Orders applicable to the Company and its Subsidiaries or such properties or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.23 Export Control and Import Laws.

(a) To the Company’s Knowledge, (i) the Company and each of its Subsidiaries have complied in all material respects with all applicable export and reexport control laws and regulations (“Export Controls”), including but not limited to the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State and any applicable anti-boycott compliance regulations, (ii) neither the Company nor any of its Subsidiaries has knowingly sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, software, or technology (including products derived from or based on such technology) to any destination, entity, or person prohibited by the Laws or regulations of the United States or any other country, without obtaining prior authorization from the competent Government Authorities as required by those Laws and regulations, (iii) the Company and its Subsidiaries are in compliance in all material respects with all applicable U.S. and foreign import laws and regulations (“Import Restrictions”), including but not limited to Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(b) To the Company’s Knowledge, the Company and its Subsidiaries have complied in all material respects with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force since January 1, 2008.

(c) To the Company’s Knowledge, except pursuant to valid licenses, the Company and its Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad.

(d) No action, proceeding, writ, injunction, claim, request for information, or subpoena is pending, or to the Company’s Knowledge, threatened, concerning or relating to any Export or Import activity of the Company or any Subsidiary. No voluntary self disclosures have been filed by or for the Company or any of its Subsidiaries with respect to possible violations of Export Controls and Import Restrictions.

(e) To the Company’s Knowledge, there is not any fact or circumstance that could reasonably result in any liability for violation of Export Control and Import Restrictions.

(f) To the Company’s Knowledge, the Company and its Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and its Subsidiaries’ possession as required under the Export Control and Import Restrictions.

3.24 Anti-Corruption and Anti-Bribery Laws.

(a) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Persons acting on their behalf) has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful payments to political parties or candidates for political office, made any unlawful payment to foreign or domestic government officials or employees or made any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action, in each case that would cause it to be in violation of any applicable Anti-Corruption or Anti-Bribery Laws.

(b) To the Company’s Knowledge, there are no pending or threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws.

(c) The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws.

3.25 Privacy and Data Protection.

(a) Neither the Company nor any of its Subsidiaries has collected, used or disclosed any Covered Personal Information in violation of its Privacy Policy or the privacy rights of third parties or any Privacy Law. The Company is not the subject of and has not been notified of any regulatory investigation or Legal Proceeding related to data security or privacy. No person (including any Governmental Authority) has made any claim or commenced any Legal Proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company or any of its Subsidiaries (or any of their respective employees or contractors). To the Company’s Knowledge, no regulatory investigation or Legal Proceeding relating to data security or privacy has been commenced against the Company or any of its Subsidiaries.

(b) Each of the Company and its Subsidiaries has a privacy policy (each, a “Privacy Policy”) regarding the collection, use and disclosure of information in connection with the operation of the Company’s business, including without limitation, the collection, use and disclosure of Covered Personal Information. True and complete copies of all Privacy Policies that have been used by the Company or any its Subsidiaries in the past five years have been provided to Parent. Each of the Company and its Subsidiaries has posted its Privacy Policy in a clear and conspicuous location on its web site. True, complete and up to date copies of all filings for data protection and consumer credit purposes in the name of the Company and each of its Subsidiaries have been provided to the Parent. Each of the Company and its Subsidiaries has reasonable security measures in place to protect Covered Personal Information it receives from illegal or unauthorized access, use, or disclosure including without limitation a written information security program that includes appropriate controls that have been regularly tested and reviewed. To the Company’s Knowledge, no person has gained unauthorized access to any Covered Personal Information. For Covered Personal Information subject to European Privacy Legal Requirements only, such Covered Personal Information has only been transferred to a country outside the European Economic Area where the Company has taken steps to ensure an adequate level of protection for such Covered Personal Information. The consummation of the contemplated transactions, and any Follow-on Transaction, including any the transfer of Covered Personal Information resulting from such transactions will not violate any applicable Law or the Privacy Policy of the Company or any of its Subsidiaries as it currently exists or as it existed at any time during which any of such Covered Personal Information was collected or obtained.

(c) No Company Product contains, or at any time has contained, functionality permitting any Person to view or access information regarding (i) the deliverability of electronic mail messages sent by or on behalf of any customer of a Company Product, or (ii) whether any electronic mail messages sent by or on behalf of any customer of a Company Product were viewed, opened, or acted upon by an actual or intended recipient (“Delivery Information”), other than to the customer of the Company Product who transmitted such email messages or on whose behalf such email messages were transmitted by the Company or a Subsidiary of the Company. The Company and its Subsidiaries have not made any Delivery Information pertaining to any customer available to any Person other than such customer.

3.26 Customers; Suppliers; Distributors.

(a) Customers. Section 3.26(a) of the Company Disclosure Schedule sets forth a list of all customers of the Company and its Subsidiaries with at least $1,000,000 in bookings for the fiscal year ended December 31, 2012 (each, a “Material Customer”). Such list includes the bookings for the fiscal year ended December 31, 2012. Neither the Company nor any of its Subsidiaries has received any written, or to the Company’s Knowledge, oral notice from any Material Customer that such customer shall not continue as a customer of the Company (or the Surviving Corporation or Parent) or that such customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent).

(b) Suppliers. Section 3.26(b) of the Company Disclosure Schedule sets forth a list of the suppliers and vendors of the Company and its Subsidiaries with whom the Company and its Subsidiaries have spent at least $1,000,000 during the fiscal year ended December 31, 2012 (each, a “Material Supplier”). Such list includes the total cost of items purchased by the Company per supplier during the fiscal year ended December 31, 2012. Neither the Company nor any of its Subsidiaries has received any written, or to the Company’s Knowledge, oral notice from any Material Supplier that such supplier shall not continue as a supplier to the Company (or the Surviving Corporation or Parent) or that such supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent).

3.27 Insurance. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) the Company and its Subsidiaries have all policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets (including policies of life, property, fire, workers’ compensation, products liability, errors and omissions, directors’ and officers’ liability and other casualty and liability insurance), in forms and amounts that is customarily carried by persons conducting business similar to that of the Company and its Subsidiaries, (b) all such insurance policies are in full force and effect, (c) there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and neither the Company or any Subsidiary has received notice of any actual or threatened cancellation, termination of, or material premium increase with respect to, any such policies.

3.28 Related Party Transactions. Except as set forth in compensation or other employment arrangements entered into in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

3.29 Brokers. Except for J.P. Morgan Securities LLC (true and correct copies of whose engagement letter has been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated hereby (including the Offer and the Merger).

3.30 No Rights Plan. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

3.31 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent and Merger Sub in connection with the transactions contemplated hereby. Neither the Company nor any other Person on behalf of the Company shall be held liable for damage, liability or loss resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III. Notwithstanding the foregoing, nothing set forth herein shall limit or otherwise impair the rights of Parent and Merger Sub under this Agreement or applicable Law arising out of fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Good Standing. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authorization and Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder (including the Offer and the Merger). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby (including the Offer and the Merger). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

4.3 Required Governmental Consents. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger), except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Law of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) compliance with any applicable requirements of the HSR Act and (d) such other Consents, the failure of which to obtain would not have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4 Conflicts. The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent and Merger Sub, as the case may be, is a party or by which it or any of their respective properties or assets may be bound, or, (iii) assuming compliance with the matters referred to in Section 4.3, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound, except in the case of clauses (ii) and (iii) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5 Offer Documents; Schedule 14D-9; Proxy Statement.

(a) The Offer Documents, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent with respect to information supplied by the Company or any of its officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Offer Documents.

(b) None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Schedule 14D-9 will, on the date the Schedule 14D-9 is first sent to the Company Stockholders or at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Proxy Statement will, on the date the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.6 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.7 Funds. Parent has, and will have upon the expiration date of the Offer (as the same may be extended from time to time pursuant to this Agreement) and at the Effective Time, access to sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Offer Price and the aggregate Merger Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated hereby.

4.8 Legal Proceedings. There is no claim, suit, action, proceeding or investigation of any nature pending or, to the knowledge of Parent, threatened, against Parent, Merger Sub or any Subsidiary of Parent challenging the validity or propriety of the transactions contemplated by this Agreement (including the Offer and the Merger), which, if adversely determined, would, either individually or in the aggregate, have a Parent Material Adverse Effect.

4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated hereby. Notwithstanding the foregoing, nothing set forth herein shall limit or otherwise impair the rights of the Company under this Agreement or applicable Law arising out of fraud.

ARTICLE V

CONDUCT OF COMPANY BUSINESS

DURING PENDENCY OF TRANSACTION

5.1 Affirmative Obligations of the Company. Except (a) as expressly contemplated or expressly required by this Agreement, (b) as set forth in Section 5.1 of the Company Disclosure Schedule or (c) as approved in advance by Parent in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the Appointment Time, (y) the Effective Time and (z) the termination of this Agreement pursuant to Article VII, the Company and each of its Subsidiaries shall (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Law and (ii)use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

5.2 Restrictions on Company Business. Except (i) as expressly contemplated or expressly permitted by this Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Schedule or (iii) as approved in advance by Parent in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of (x) the Appointment Time, (y) the Effective Time and (z) the termination of this Agreement pursuant to Article VII, the Company shall not, and shall cause its Subsidiaries not to:

(a) adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of Company Shares pursuant to Company Options or other equity awards outstanding prior to the date hereto;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(d) other than cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the transactions contemplated hereby, including the Offer and the Merger);

(f) (i) incur or assume any long-term or short-term debt for borrowed money or issue any debt securities, except for (A) short-term debt for borrowed money incurred to fund operations of the business and capital leases in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee or endorse the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person in excess of $100,000 except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible;

(g) except as may be required by applicable Law or the terms of any Employee Plan in effect on the date of this Agreement, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date hereof;

(h) forgive any loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates or Associates;

(i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other Contract of the Company other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof, other than in the ordinary course of business consistent with past practice;

(j) enter into, amend, or extend any Collective Bargaining Agreement;

(k) acquire, sell, lease, license, transfer or dispose of any material property or assets, or any portion thereof or interest therein, in any single transaction or series of related transactions, except either (i) transactions required under an existing Contract of the Company or any of its Subsidiaries, which transactions are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken together as a whole, (ii) the sale of goods or grants of non-exclusive licenses with respect to Company Intellectual Property, or (iii) in the ordinary course of business consistent with past practice;

(l) except as may be required as a result of a change in applicable Law or in GAAP, make any change in any of the accounting principles or practices used by it;

(m) file any income Tax Return or any other material Tax Return or any amended Tax Return, make or change any material Tax election, settle or compromise any Tax claim or assessment by any Governmental Entity, change any Tax accounting method or surrender any right to claim a Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(n) acquire or license any material Intellectual Property Rights from any third party, transfer or grant any exclusive rights to any Company Intellectual Property to any third party, grant any license to any Company Product or to any Company Intellectual Property, in each case, except in the ordinary course of business;

(o) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) (ii) modify, amend or exercise any right to renew any Lease or other lease or sublease of real property, or waive term or condition thereof or grant any consents thereunder; (iii) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any Leased Real Property or other real property, or any interest therein or part thereof; (iv) commit any waste or nuisance on any such property; or (v) make any material changes in the construction or condition of any such property, in each case other than in the ordinary course of business;

(p) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) authorize, incur or commit to incur any new capital expenditure(s), individually or in the aggregate, with obligations to the Company or any of its Subsidiaries in excess of $2,000,000; provided, however, that none of the foregoing shall limit any capital expenditure required pursuant to existing Contracts; and provided further, that none of the foregoing shall prohibit the Company from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to the Company or its Subsidiaries, taken as a whole;

(q) commence, settle or compromise any pending or threatened Legal Proceeding or pay, waive, discharge or satisfy or agree to pay, waive, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other Liabilities (i) expressly reflected or reserved against in full on the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is not, individually or in the aggregate, material to the Company;

(r) except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(s) except as required by applicable Law, convene any regular or special meeting (or any adjournment or postponement thereof) of the Company Stockholders other than the Company Stockholders’ Meeting;

(t) hire any new employee who reasonably would be expected to develop Intellectual Property Rights that are material to the businesses of the Company and its Subsidiaries without requiring them to execute the Company’s standard form of confidentiality and inventions assignment agreement;

(u) except as required by applicable Law, terminate or modify or waive in any material respect any right under any Permit;

(v) adopt or otherwise implement any rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging Parent or Merger Sub from acquiring control of the Company pursuant to this Agreement; or

(w) enter into a Contract to do any of the foregoing or authorize, commit or agree to take any action to do any of the foregoing with the intent of causing any of the conditions to the Offer set forth in Section 1.1(b) to fail to be satisfied, or making any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect, or materially impairing the ability of the Company to consummate the transactions contemplated hereby (including the Offer and the Merger) in accordance with the terms hereof or materially delaying such consummation.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation of Competing Acquisition Proposal.

(a) The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company shall promptly (and in any event within three (3) Business Days following the date hereof) request in writing each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company, and the Company shall use its reasonable best efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company and its Subsidiaries shall not, and shall use their reasonable best efforts to cause any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisors or representatives retained by any of them (collectively, the “Company Representatives”) not to (and shall not authorize any of them to), directly or indirectly, (i) solicit, initiate, knowingly encourage, assist, facilitate or knowingly induce the making, submission or announcement of, an Acquisition Proposal or Acquisition Transaction, (ii) except as expressly provided in Section 6.1(c), participate or engage in discussions or negotiations with any Person (other than Parent or Merger Sub or any designees of Parent or Merger Sub) regarding an Acquisition Proposal or Acquisition Transaction, or furnish any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or take any other action intended to knowingly encourage, assist or facilitate, any Person (other than Parent or Merger Sub or any designees of Parent or Merger Sub) that is seeking to make or has made an Acquisition Proposal, (iii) enter into any letter of intent, memorandum of understanding, definitive agreement or similar document or Contract relating to any Acquisition Proposal or Acquisition Transaction (other than any confidentiality agreement entered into in accordance with Section 6.1(c)), (iv) terminate, amend, waive or fail to enforce any rights under any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any Person (other than Parent), or (v) waive the applicability of all or any portion of Section 203 of the DGCL in respect of any Person (other than Parent and its Affiliates) in relation to any Acquisition Proposal or Acquisition Transaction.

(c) Notwithstanding the limitations set forth in Section 6.1(b) but subject to the Company’s obligations set forth therein, prior to the Appointment Time, the Company Board may, directly or indirectly through advisors, agents or other intermediaries, subject to the

Company’s material compliance with the provisions of this Section 6.1, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, written Acquisition Proposal that the Company Board concludes in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal and (B) furnish to any Person that has made (and not withdrawn) a bona fide, written Acquisition Proposal any non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to the Company with respect to confidentiality than those contained in the Confidentiality Agreement (which confidentiality agreement shall not include any provisions that would prevent or restrict the Company or the Company Representatives from providing any information to Parent to which Parent would be entitled under any provision of this Agreement); provided, however, that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) none of the Company or any of its Subsidiaries shall have breached or violated in any material respect the terms of this Section 6.1 or Section 6.2, (2) the Company Board has determined in good faith (after consultation with outside legal counsel) that the failure to take such action is reasonably likely to be a breach of its fiduciary duties to the Company Stockholders under Delaware Law, (3) prior to taking any of the actions set forth in clauses (A) or (B), the Company gives Parent written notice containing the information set forth in Section 6.1(d), and of the Company’s intention to take such actions and (4) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, Parent, Merger Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 6.1 by any Company Representative shall constitute a breach of this Section 6.1 by the Company.

(d) In addition to the obligations of the Company set forth in Section 6.1(b), the Company shall reasonably promptly, and in all cases within twenty four (24) hours of its receipt, advise Parent in writing of (i) any bona fide Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction or (iii) any inquiry that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Transaction, in each case, including the material terms and conditions of such Acquisition Proposal or Acquisition Transaction, request or inquiry (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent promptly and reasonably informed of the status, (including all material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. In addition to the foregoing, the Company shall provide Parent with at least twenty-four (24) hours (or such lesser notice as the Company Board or committee receives) prior written notice of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction, an inquiry relating to a potential Acquisition Proposal or Acquisition Transaction, or a request to provide nonpublic information to any Person in relation to an Acquisition Proposal or Acquisition Transaction.

6.2 Company Board Recommendation.

(a) Subject to the terms of this Section 6.2, the Company Board shall (i) make the Company Board Recommendation and (ii) include the Company Board Recommendation (with respect to the Offer) in the Schedule 14D-9 and permit Parent to include the Company Board Recommendation in the Offer Documents.

(b) Subject to the terms of this Section 6.2, neither the Company Board nor any committee thereof shall (i) fail to make, withhold, withdraw, amend, qualify or modify, or publicly propose to refuse to make, withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, (ii) approve, endorse or recommend an Acquisition Proposal, or fail to publicly recommend against any such Acquisition Proposal that is a tender offer or exchange offer for Company Shares within ten (10) Business Days after commencement of such offer (and at all times thereafter during which any such tender offer or exchange offer is pending) and reaffirm the Company Board Recommendation within such ten (10) Business Day-period (and at all times thereafter during which any such tender offer or exchange offer is pending), (ii) fail to include the Company Board Recommendation in the Schedule 14D-9 or the Proxy Statement, as applicable, (iii) resolve, agree or publicly propose to take any of the foregoing actions (any action described in the preceding clauses (i), (ii) and (iii) being referred to herein as a “Company Board Recommendation Change”); provided, however, that notwithstanding the foregoing, a “stop, look and listen” communication by the Company Board pursuant to and in compliance with Rule 14d9-(f) of the Exchange Act shall not be deemed to be a Company Board Recommendation Change provided that it also includes an express reaffirmation of the Company Board Recommendation.

(c) Notwithstanding the limitations set forth in this Section 6.2, the Company Board may effect a Company Board Recommendation Change with respect to the Acquisition Proposal described in the following clause (i) at any time prior to the Acceptance Time, if (i) the Company Board has received a bona fide, written Acquisition Proposal that constitutes a Superior Proposal, (ii) neither the Company nor any of its Subsidiaries has breached or violated in any material respect the provisions of Section 6.1 or this Section 6.2 with respect to such Acquisition Proposal or any Person making such Acquisition Proposal (whether or not related to such Acquisition Proposal), (iii) the Company Board has determined in good faith (after consultation with outside legal counsel and after considering any counter-offer or proposal made by Parent pursuant to clause (v) below), that, in light of the foregoing Superior Proposal, the failure by the Company Board to make a Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the Company Stockholders under Delaware Law, (iv) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least five (5) Business Days prior written notice thereof, which notice shall attach such Superior Proposal and set forth the identity of the Person making such Superior Proposal and all the material terms and conditions of such Superior Proposal in reasonable detail and the opportunity to meet with the Company Board and its outside legal counsel to discuss a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected and (v) Parent shall not have made, within five (5) Business Days after receipt of the Company’s written notice of its intention to effect a Company Board Recommendation Change, a counter-offer or proposal that the Company Board shall have determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) is at least as favorable to Company Stockholders as such Superior Proposal (it being understood and hereby agreed that every subsequent material revision or material modification to any such Superior Proposal shall require a new written notice thereof by the Company to Parent pursuant to the preceding clause (iv) and a new two (2) Business Day “matching” period under the preceding clauses (iv) and (v) following the initial five (5)-Business Day “matching” period). The Company shall keep confidential any such counter-offers or proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement and to the extent required to be disclosed in any SEC Reports or applicable Law or stock exchange listing requirement.

(d) Notwithstanding the limitations set forth in Section 6.2(b) or elsewhere in this Agreement, the Company Board may effect a Company Board Recommendation Change at any time prior to the Appointment Time in response to an Intervening Event if (i) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that, in light of such Intervening Event, the failure by the Company Board to effect a Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the Company Stockholders under Delaware Law, (ii) prior to effecting such Company Board Recommendation Change, the Company Board shall have given Parent at least three (3) Business Days prior written notice thereof, which notice shall specify in reasonable detail the facts underlying the Company Board’s determination that an Intervening Event has occurred and the rationale and basis for such Change in Recommendation (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new written notice by the Company to Parent in compliance with this clause (ii) and a new three (3) Business Day period under clause (iii) below) and the opportunity to meet with the Company’s outside legal counsel, all with the purpose and intent of enabling Parent and the Company to discuss in good faith a modification of the terms and conditions of this Agreement so as to obviate the need to effect a Company Board Recommendation Change on the basis of such Intervening Event so that the transactions contemplated hereby may be effected, and (iii) following the expiration of such three (3)-Business Day period, the Company Board shall have determined in good faith (after consultation with outside legal counsel) and after giving consideration to any offer or proposal from Parent, that, in light of such Intervening Event, the failure by the Company Board to effect a Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the Company Stockholders under Delaware Law.

(e) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, provided that, in each case, any statement(s) made by the Company Board pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement.

6.3 Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done (and to assist and cooperate with the other party hereto in doing), all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the Offer and the Merger) as expeditiously as reasonably practicable in accordance with the terms hereof, including taking the actions set forth in Section 6.3 of the Company Disclosure Schedule and using reasonable best efforts to (a) cause the conditions to the Offer set forth on Section 1.1(b) and the conditions to the Merger set forth in Section 2.3(b) to be satisfied or fulfilled as soon as reasonably practicable, (b) obtain all necessary consents, waivers and approvals under any Material Contracts so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated hereby (including the Offer and the Merger), (c) obtain all necessary actions or non-actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any), and (d) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

6.4 Regulatory Approvals.

(a) Without limiting the generality of Section 6.3, as soon as reasonably practicable (and in any event within ten(10) Business Days) following the date hereof, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) as required by the HSR Act, as well as comparable pre-merger notification filings, forms and submissions with any foreign Governmental Authority that is required by other applicable Antitrust Laws, in each case as Parent may reasonably determine. Each of Parent and the Company shall use reasonable best efforts to promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information or documents that may be required in order to effectuate such filings, and (iii) comply with any request for additional information made by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement (including the Offer and the Merger). If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement (including the Offer and the Merger), then such party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Neither Parent nor the Company shall commit or agree (or permit their respective Subsidiaries or Affiliates to commit or agree) with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

(b) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub or any of their Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Subsidiaries; provided that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.

6.5 Anti-Takeover Statutes. Without limiting the generality of the provisions of Section 6.4, in the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement (including the Offer and the Merger), the Company, at the direction of the Company Board, shall use reasonable best efforts to ensure that the transactions contemplated by this Agreement (including the Offer and the Merger) may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby (including the Offer and the Merger).

6.6 Access to Books, Records, Properties and Personnel. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Acceptance Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company to enable Parent to obtain all information concerning the Leased Real Property, the Assets and the businesses of the Company and its Subsidiaries, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to this Section 6.6 shall affect or be deemed to modify or waive (i) any right or Claim of the Parent or the Surviving Corporation with respect to any representation or warranty of the Company or a Subsidiary set forth herein, or (ii) any condition to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.6. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would contravene any law, rule, regulation, Order, judgment, decree, or binding agreement entered into prior to the date of this Agreement or would reasonably be expected to violate or result in a loss or impairment of any attorney-client or work product privilege. The parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

6.7 Notification Obligations.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall give reasonably prompt notice to Parent (i) upon becoming aware (A) that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or (B) of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in the case of clause (A) or (B) if as a result of such breach the closing conditions to the Offer and the Merger would not be satisfied, (ii) upon receiving any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, or (iii) upon receiving any written notice or other written communication that any Legal Proceedings have commenced, or to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries, that are related to the transactions contemplated by this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.7(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall give prompt notice to Parent of (i) any notice or other written communication received by it from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Material Contract to which the Company or any of its Subsidiaries is a party, or (ii) any notice or other written communication received by the Company or any of its Subsidiaries from any third party, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (including the Offer and the Merger); provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.7(b).

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, Parent shall give reasonably prompt notice to the Company (i) upon becoming aware (A) that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or (B) of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in the case of clauses (A) and (B) if as a result of such breach the closing conditions to the Offer and the Merger would not be satisfied, (ii) upon receiving any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, or (iii) upon receiving any written notice or other written communication that any Legal Proceedings have commenced that are related to the transactions contemplated by this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth herein or the conditions to the obligations of the Company to consummate the transactions contemplated hereby, including the Offer and the Merger, or the remedies available to the parties hereunder and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.7(c).

6.8 Transaction-Related Litigation.

(a) The Company shall promptly advise Parent in writing of any litigation commenced after the date hereof against the Company or any of its directors by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Offer and the Merger) and shall keep Parent reasonably and regularly informed regarding any such litigation.

(b) The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any litigation filed against the Company or any of its directors or officers in connection with any of the transactions contemplated by this Agreement (including the Offer and the Merger), shall reasonably consider Parent’s views with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent.

6.9 Company Employee Matters.

(a) Treatment of Employee Equity Awards.

(i) Company Options.

(A) Effective as of the Effective Time, each Company Option or portion thereof that is vested (including, for the avoidance of doubt, any such Company Option or portion thereof that vests on account of the transactions contemplated by this Agreement), outstanding and unexercised as of immediately prior to the Effective Time and that is either (x) granted under the Company’s 2008 Equity Incentive Plan, or (y) is 2004 Plan Option that is a Non-Continuing Option, shall, by virtue of the Merger, be immediately cancelled and the holder thereof shall be entitled to receive, in consideration of such cancellation, an amount in cash, without interest, equal to the excess of the Merger Consideration (subject to any adjustment in accordance with Section 2.7(b)(i) of this Agreement) for each Company Share subject to such Company Option over the per share exercise price of such Company Option. Promptly following the Effective Time, Parent shall pay (or cause to be paid) the cash amounts payable pursuant to this Section 6.9(a)(i)(A) in respect of such Company Options, subject to Section 2.8(f).

(B) Effective as of the Effective Time, each Company Option or portion thereof, other than a Non-Continuing Option, that is outstanding and unexercised as of immediately prior to the Effective Time and that is either (x) not vested as of immediately prior to the Effective Time, or (y) a 2004 Plan Option, shall be assumed by Parent as a Parent Option. Except as otherwise set forth in this Agreement, each such Company Option so assumed by Parent pursuant to this Section 6.9(a)(i)(B) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Company Stock Plan and any other plan or arrangement of the Company relating to such Company Option, as in effect immediately prior to the Effective Time, except that (x) such assumed Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of Company Shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock and (y) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient obtained by dividing the exercise price per Company Share at which such assumed Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, with the result rounded up to the nearest whole cent. The exercise price of the option, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option described in this Section 6.9(a)(i)(B) are intended to comply with Section 409A of the Code, and in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, Section 424 of the Code. Prior to the Effective Time, the Company shall provide each holder of a 2004 Plan Option, other than a Non-Continuing Option, that will be outstanding as of immediately prior to the Effective Time, the election to choose, in lieu of the assumption of such Company Option as provided for in this Section 6.9(a)(i)(B), the automatic “cashless exercise” of such vested and outstanding 2004 Plan Option to be effected as of immediately prior to the Effective Time, contingent upon the consummation of the Merger with, for the purposes of such cashless exercise, the fair market value per Company Share at the time of such exercise deemed to be the Merger Consideration, with the Company Shares issued in connection with such cashless exercise treated as specified in Section 2.7(b)(i).

(C) Effective as of the Effective Time, each Non-Continuing Option (or portion thereof) that is outstanding, unvested and unexercised as of the Effective Time and the vesting of which Non-Continuing Option has not accelerated pursuant to the first sentence of Section 6.9(a)(i)(A) shall be cancelled without the payment of any consideration therefor.

(ii) Company RSUs. Effective as of the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time (after giving effect to any vesting that occurs on account of the transactions contemplated by this Agreement) shall be assumed by Parent as a Parent RSU. Each Company RSU so assumed by Parent pursuant to this Section 6.9(a)(ii) shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Company Stock Plan and the Company RSU agreements relating thereto, as in effect immediately prior to the Effective Time, except that such assumed Company RSU shall cover that number of whole shares of Parent Common Stock equal to the product of the number of Company Shares underlying such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock.

(iii) Employee Stock Purchase Plan. Promptly following the date hereof, the Company shall take all action necessary to terminate the Company ESPP prior to the commencement of the any offering period thereunder.

(iv) Implementation. The Company shall take all actions reasonably necessary to effect the transactions contemplated by this Section 6.9(a) under the Company Stock Plans, all Company Option agreements, all Company RSU agreements, the Company ESPP and any other plan or arrangement of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof. Parent shall take all actions reasonably necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Parent Common Stock for delivery upon exercise of the assumed Company Options and assumed Company RSUs.

(v) Form S-8. Promptly after the Effective Time (but in no event later than three (3) Business Days following the Effective Time), Parent shall prepare and file with the SEC a registration statement on Form S-8 (if available for use by Parent) registering the number of shares of Parent Common Stock issuable upon the exercise of all assumed Company Options and settlement of assumed Company RSUs, in each case that are eligible to be registered on Form S-8; provided, however, that (A) in the event that the filing deadline contemplated by this Section 6.9(a)(v) shall occur during a trading “blackout” period under Parent’s securities trading policies, then Parent shall not be required to file the registration statement contemplated by this Section 6.9(a)(v) until such “blackout” period is no longer applicable, and (B) Parent shall not be deemed to have breached its obligations hereunder if Parent shall fail to fulfill its obligations under this Section 6.9(a)(v) at a time when trading of Parent Common Stock has been suspended globally under Parent’s then effective registration statements (it being understood and agreed that if Parent is unable to file such registration statement on Form S-8 due to a global trading suspension under Parent’s then effective registration statements, then Parent shall file such registration statement as soon as practicable after trading has been restored).

(b) For a period of one (1) year following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) either (i) maintain for the benefit of each Continuing Employee the Employee Plans and any other employee benefit plans or other compensation and severance arrangements of the Surviving Corporation or any of its Subsidiaries (together, the “Company Plans” but excluding equity based benefits and individual employment agreements) at benefit levels that are no less than those in effect at the Company or its Subsidiaries on the date of this Agreement, and provide compensation and benefits to each Continuing Employee under such Company Plans, or (ii) provide compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”), or (iii) provide some combination of (i) and (ii) above such that each Continuing Employee receives compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) provided to such Continuing Employee immediately prior to the Effective Time. In each case, base compensation shall not be decreased for a period of one year following the Effective Time for any Continuing Employee employed during that one-year period.

(c) To the extent that a Company Plan or Comparable Plan is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall use its commercially reasonable efforts to (x) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (y) credit the accounts of such Continuing Employees under any New

Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(d) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) subject to the limitations and requirements specifically set forth in this Section 6.9, require Parent or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time. No provision of this Agreement is intended, or shall be interpreted, to provide nor create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any stockholder, Employee or any other Person, including any employee benefits, in favor of any Person, union, association, Continuing Employee, Employee or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions hereof will be personal solely among the parties to this Agreement. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of the Plan or any other employee related plan, program or policy of Parent, the Company, or any of their Subsidiaries.

(e) Unless Parent provides written notice to the Company that such 401(k) plan(s) shall not be terminated, the Company shall terminate any and all 401(k) plans maintained by the Company or any ERISA Affiliates, in each case effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “401(k) Termination Date”). The Company shall provide Parent evidence that the 401(k) plan(s) of the Company and its Subsidiaries have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. The Company shall also take such other actions in furtherance of terminating any such 401(k) Plans as Parent may reasonably request. If the Company 401(k) Plan is terminated pursuant hereto as of the 401(k) Termination Date, Parent shall permit Continuing Employees to roll over their account balances (including loan notes) to a 401(k) Plan of Parent or an Affiliate.

(f) Unless Parent provides written notice otherwise, the Company shall, to the extent permitted by applicable Law, terminate any and all group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by the Company or any of its ERISA Affiliates, in each case effective in each case as of the day immediately preceding the Effective Time. The Company shall provide Parent evidence that such plans have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable (the form and substance of which resolutions shall be subject to reasonable review and approval of Parent).

(g) Unless the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 6.2, the Company shall consult in good faith with Parent, and give reasonable and good faith consideration to any comments made by Parent in respect thereof, prior to sending any written communications (including electronic communications) to any employees of the Company or any of its Subsidiaries regarding this Agreement or any of the transactions contemplated hereby (including the Offer or the Merger). In addition, except in the ordinary course of business, the Company shall not make any material representations or material commitments to any employees of the Company or any of its Subsidiaries that would bind Parent or the Company following the Closing, solely in their capacity as employees, without the prior written consent of Parent.

6.10 Company Director and Officer Indemnification and Insurance.

(a) Parent shall cause the Surviving Corporation and its Subsidiaries to honor and fulfill in all respects the obligations of the Company and its Subsidiaries under their respective certificates of incorporation and bylaws (and other similar organizational documents) and all indemnification agreements in effect as of the date of this Agreement between the Company or any of its Subsidiaries and any of their respective current or former directors, officers, employees, fiduciaries or agents (the “Company Indemnified Parties”) for a period of six (6) years after the Effective Time. During such period, Parent shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would affect the rights thereunder of any individual who at any time on or prior to the Effective Time was a director, officer, employee, fiduciary or agent of Company or its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), unless such modification is required by Law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Any indemnification agreements with Indemnified Parties in existence on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without any further action, and shall survive the Merger and continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Appointment Time, covering each person covered by the D&O Insurance as of the date of this Agreement, on terms with respect to the coverage and amounts no less favorable, in the aggregate, than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that the Surviving Corporation may, at its option, substitute therefor policies of Parent, the Surviving Corporation or any of their respective Subsidiaries containing terms with respect to coverage and amounts no less favorable, in the aggregate, to such persons than the D&O Insurance, provided further, however, that in satisfying its obligations under this Section 6.10(b) Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred fifty percent (250%) of the amount paid by the Company for coverage for its last full fiscal year (such two hundred fifty percent (250%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.10(b) of the Company Disclosure Schedule), provided that that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Appointment Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance and for an amount not to exceed two hundred fifty percent (250%) of the amount paid by the Company for coverage for its last full fiscal year. In the event that the Company does not purchase the Tail Policy, Parent may purchase a Tail Policy on the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance. In the event that the Company purchases such a Tail Policy prior to the Appointment Time, Parent and the Surviving Corporation shall maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.10(b) for so long as such Tail Policy shall be maintained in full force and effect.

(c) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.10.

(d) The obligations under this Section 6.10 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Company Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the Tail Policy referred to in Section 6.10(b) (and their heirs and representatives)) without the prior written consent of such affected Company Indemnified Party or other person who is a beneficiary under the D&O Insurance or the Tail Policy referred to in Section 6.10(b) (and their heirs and representatives). Each of the Company Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section 6.10(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.10, with full rights of enforcement as if a party thereto. The rights of the Company Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the Tail Policy referred to in Section 6.10(b) (and their heirs and representatives)) under this Section 6.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

6.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Shares (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the Offer, the Merger and the other transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

6.12 Compensation Committee Approval of New Compensation Arrangements. Prior to the Effective Time, the Company (acting through its Compensation Committee) will take all steps that may be necessary or advisable to cause each compensation arrangement entered into by the Company or any of its Subsidiaries on or after the date of this Agreement to be approved by the Compensation Committee (comprised solely of “independent directors” determined within the meaning of Rule 14d-10(d) under the Exchange Act) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

6.13 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

6.14 Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase at a price per share equal to the Offer Price that number of Company Shares (the “Top-Up Option Shares”) equal to the lowest number of Company Shares that, when added to the number of Company Shares owned by Parent and its Subsidiaries at the time of such exercise, shall constitute one share more than 90% of the Company Shares then outstanding (the “Short Form Threshold”) (after giving effect to the issuance of the Top-Up Option Shares); provided, however, (x) that the Top-Up Option shall not be exercisable unless the Minimum Condition has been satisfied and, immediately after such exercise and the issuance of Company Shares pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares); and (y) that in no event shall the Top-Up Option be exercisable for a number of Company Shares in excess of the Company’s total authorized and unissued Company Shares (treating any Company Shares held in the treasury of the Company as unissued).

(b) The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Law, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act. Merger Sub may pay the Company the aggregate price required to be paid for the Top-Up Option Shares either (i) entirely in cash or (ii) at Merger Sub’s election, by (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Option Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (x) (a “Promissory Note”). Any such Promissory Note shall be full recourse against Parent and Merger Sub and (i) shall bear simple interest at the prime rate of Bank of America, N.A. in effect on the date such Promissory Note is executed and delivered, (ii) shall mature thirty (30) days after the date of execution and delivery of such Promissory Note and (iii) shall have no other material terms.

(c) Provided that no Law or Order shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, Merger Sub may exercise the Top-Up Option, in whole but not in part, at any one time after the Appointment Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Article VII.

(d) In the event Merger Sub wishes to exercise the Top-Up Option, Parent or Merger Sub shall provide to the Company one (1) Business Day prior written notice (a “Top-Up Exercise Notice,” the date of which notice is referred to herein as the “Top-Up Notice Date”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which such party wishes to receive, and the place, time and date for the closing of the purchase and sale pursuant to the Top-Up Option (the “Top-Up Closing”). The Company shall, as soon as practicable after receipt of the Top-Up Exercise Notice, deliver a written notice to Parent and Merger Sub confirming the number of Top-Up Option Shares and the aggregate purchase price therefore (the “Top-Up Notice Receipt”). At the Top-Up Closing, Merger Sub shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, by delivery of cash and, if applicable, a Promissory Note in an aggregate principal amount equal to the amount specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to Merger Sub a Certificate or Certificates representing the Top-Up Option Shares or, if the Company does not then have certificated shares, the applicable number of Book-Entry Shares. Such Certificates or Book-Entry Shares may include any legends that are required by federal or state securities laws.

(e) Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act and shall be issued in reliance upon an exemption from registration under the Securities Act. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or shall be upon any purchase of Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option, and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(f) Any impact on the value of the Company Shares as a result of the issuance of the Top-Up Option Shares will not be taken into account in any determination of the fair value of any Dissenting Company Shares pursuant to Section 262 of the DGCL.

ARTICLE VII

TERMINATION OF AGREEMENT

7.1 Termination Prior to Acceptance Time. This Agreement may be validly terminated, and the Offer may be terminated and abandoned, at any time prior to the Acceptance Time only as follows:

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted (i) in any of the Offer Conditions having failed to be satisfied, or (ii) in the expiration or termination of the Offer in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of this Agreement; or

(c) by either Parent or the Company, if the Acceptance Time shall not have occurred on or before October 4, 2013 (the “Termination Date”); provided however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted (i) in any of the Offer Conditions having failed to be satisfied on or before the Termination Date, or (ii) in the expiration or termination of the Offer in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of this Agreement; or

(d) by the Company, in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement that has a Parent Material Adverse Effect, or (ii) that any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become inaccurate in a manner that has a Parent Material Adverse Effect; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Sub, or such inaccuracies in the representations and warranties of Parent or Merger Sub, are curable by Parent or Merger Sub through the exercise of commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) until the earlier to occur of (A) twenty (20) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable or (B) the termination by Parent and Merger Sub of commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if such breach or inaccuracy by Parent or Merger Sub is cured within such twenty (20) calendar day period); or

(e) by Parent, in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 1.1(b)(iv) would not reasonably be expected to be satisfied at the time of such breach (assuming for such purposes that the time of such breach was the scheduled expiration of the Offer), or (ii) that any representation or warranty of the Company set forth in this Agreement shall have become inaccurate such that the conditions set forth in Section 1.1(b)(iii) would not be satisfied as of the time such representation and warranty became inaccurate (assuming for such purposes that the time of such inaccuracy was the scheduled expiration of the Offer); provided, however, that notwithstanding the foregoing, in the event that such breach by the Company, or such inaccuracies in the representations and warranties of the Company, are curable by the Company through the exercise of commercially reasonable efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) until the earlier to occur of (A) twenty (20) calendar days period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (B) the termination by the Company of commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy by the Company is cured within such twenty (20) calendar day period); or

(f) by Parent, in the event that there shall have occurred a Company Material Adverse Effect and such Company Material Adverse Effect is continuing and not cured by the Company within the twenty (20) calendar day period after delivery of written notice from Parent to the Company; or

(g) by Parent in the event that the Company shall have willfully or intentionally breached in any material respect the provisions of Section 6.1 or Section 6.2 (whether or not such breach results in an Acquisition Proposal); or

(h) by Parent in the event that the Company Board or any committee thereof shall have effected a Company Board Recommendation Change for any reason (whether or not in compliance with the terms of Section 6.1 or Section 6.2); or

(i) by the Company in the event that (i) the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 6.2(c) (which has not been withdrawn as of the date of the effectiveness of such termination) and (ii) the Company has substantially simultaneously with the occurrence of such termination paid the Termination Fee Amount required by Section 7.4(c), provided that such termination shall not occur or be effective until the date that is twenty one (21) Business Days following the later to occur of (x) the scheduled expiration date of the Offer period during which such Company Board Recommendation Change occurs and (y) the date on which the Offer Conditions set forth in clauses (ii), (vii) and (viii) of Section 1.1(b) are satisfied.

7.2 Termination Prior to Effective Time. Notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with Delaware Law, this Agreement may be validly terminated, and the Offer and/or the Merger may be terminated and abandoned, at any time prior to the Effective Time, by either Parent or the Company if any Governmental Authority in any Material Jurisdiction shall have (a) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated hereby (including the Offer and the Merger) any applicable Law that has the effect of making the consummation of any of the transactions contemplated hereby (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement (including the Offer and the Merger) or (b) issued or granted any judgment, Order or injunction that has the effect of making any of the transactions contemplated hereby (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement (including the Offer and the Merger), and such judgment, Order or injunction has become final and non-appealable.

7.3 Notice and Effect of Termination.

(a) A party hereto that desires to validly terminate this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) or Section 7.2 shall give notice of such termination to the other party hereto, which shall be effective immediately upon the delivery of written notice of such termination to the other party.

(b) In the event of the termination of this Agreement pursuant to Section 7.1 or Section 7.2, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (i) for the terms of this Section 7.3, Section 7.4, and Article VIII (and any definitions contained in any such Section and Article), each of which shall survive the termination of this Agreement, and (ii) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful or intentional breach of, or fraud in connection with, this Agreement.

7.4 Termination Fees.

(a) In the event that (i) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal (solely for this purpose substituting 50% for all references to 15% and 85% in the related definition of “Acquisition Transaction”) shall have been publicly announced or shall have become publicly known and (ii) this Agreement is thereafter terminated pursuant to Section 7.1(b) or Section 7.1(c), and (iii) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction (whether or not the Acquisition Transaction which is the subject of the Acquisition Proposal referenced in the preceding clause (i)) is consummated or the Company enters into a definitive acquisition agreement with respect to an Acquisition Transaction (whether or not the Acquisition Transaction which is the subject of the Acquisition Proposal referenced in the preceding clause (i)), then the Company shall pay to Parent (or its designee), within two (2) Business Days after the event in the preceding clause (iii) that triggers the obligation to such fee, a fee in the amount of $78,240,000 (the “Termination Fee Amount”) payable in cash by wire transfer of immediately available funds to an account designated in writing by Parent.

(b) In the event that this Agreement is terminated pursuant to Section 7.1(g) or Section 7.1(h) the Company shall pay to Parent (or its designee), within two (2) Business Days after such termination, the Termination Fee Amount in cash by wire transfer of immediately available funds to an account designated in writing by Parent.

(c) In the event that the Company intends to terminate this Agreement pursuant to Section 7.1(i), as a condition to the effectiveness of such termination, the Company shall substantially simultaneously with the occurrence of such termination pay to Parent (or its designee) the Termination Fee Amount in cash by wire transfer of immediately available funds to an account designated in writing by Parent.

(d) The Company acknowledges and hereby agrees that the provisions of this Section 7.4 are an integral part of the transactions contemplated by this Agreement (including the Offer and the Merger), and that, without such provisions, Parent would not have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.4, and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company, the Company shall promptly reimburse Parent its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in this Section 7.4 at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.4 shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any breach of this Agreement.

(e) In the event that Parent shall terminate this Agreement pursuant to Section 7.1(g), payment of the Termination Fee Amount by the Company pursuant to Section 7.4(b) shall constitute liquidated damages, and in the event that Parent shall receive such Termination Fee Amount pursuant to Section 7.4(b), and the Company shall have no further liability under this Agreement.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless otherwise indicated or the context otherwise requires, when reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Unless otherwise indicated, all references in this Agreement to “Dollars” or “$” shall mean means United States Dollars.

(f) As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”

(g) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(h) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.2 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub set forth in this Agreement shall terminate at the Effective Time.

8.3 Amendment. Subject to applicable Law and the provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.

8.4 Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.5 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if and only if delivered personally or by nationally recognized overnight courier or commercial delivery service (each providing proof of delivery), or sent via telecopy (receipt confirmed), to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

salesforce.com, inc.

The Landmark

One Market Street, Suite 300

San Francisco, CA 94105

Attention: Chief Legal Officer

Telecopy: (415) 901-8437

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Marty Korman and Mike Ringler

Telecopy: (415) 947-2099

(b) if to the Company, to:

ExactTarget, Inc.

20 N. Meridian, Suite 200

Indianapolis, IN 46204

Attention: Scott Dorsey

Telecopy: (317) 275-5440

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

Attention: Howard B. Adler and Christopher D. Dillon

Telecopy: (202) 530-9526

8.7 Fees and Expenses. Subject to the terms of Section 6.3 and Section 7.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Offer and the Merger) shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and the Merger are consummated.

8.8 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated May 15, 2013 (the “Confidentiality Agreement”), the confidentiality provisions of which will continue in full force and effect in accordance with its terms at all times during the pendency of the transactions contemplated by this Agreement (including the Offer and the Merger) and following the termination of this Agreement, if applicable.

8.9 Public Disclosure and other Communications. Parent, Merger Sub and the Company shall consult with each other, and to the extent reasonably practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby (including the Offer and the Merger), and shall not issue any such press release or make any such public statement prior to such consultation, except with respect to any Acquisition Proposals and as may be required by applicable Law or any listing agreement with a national securities exchange, in which case, to the extent reasonably practicable and as permitted by applicable Law, commercially reasonable efforts to consult with the other party hereto shall be made prior to any such release or public statement. The press release announcing this Agreement and the transactions contemplated by this Agreement shall be jointly agreed by Parent and the Company.

8.10 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement and the Company Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

8.11 No Third Party Beneficiaries. Except as set forth in or contemplated by the provisions of Section 6.10, this Agreement is not intended to (and shall not) confer upon any Person not a party hereto any rights or remedies hereunder.

8.12 Remedies.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.13 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.14 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.15 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware or if no such state court accepts jurisdiction, then the Federal court of the U.S. located in the State of Delaware, and appellate courts therefrom, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby (including the Offer and the Merger) in any jurisdiction or courts other than as provided herein.

8.16 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.17 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

SALESFORCE.COM, INC.

By:	/s/ Burke F. Norton

Name:	Burke F. Norton

Title:	Executive Vice President and Chief Legal Officer

EXCALIBUR ACQUISITION CORP.

By:	/s/ Sam Fleischmann

Name:	Sam Fleischmann

Title:	President

EXACTTARGET, INC.

By:	/s/ Scott D. Dorsey

Name:	Scott D. Dorsey

Title:	Chairman, CEO

[ACQUISITION AGREEMENT]

ANNEX A

CERTAIN DEFINED TERMS

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“2004 Plan Option” means a Company Option granted under the Company’s 2004 Stock Option Plan.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than by Parent or Merger Sub or any designees of Parent or Merger Sub) relating to any Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or one or more of its Subsidiaries that own or control more than fifteen percent (15%) of the consolidated assets (measured by the lesser of book or fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of the Company and its Subsidiaries, taken together as a whole, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning more than fifteen percent (15%) of the total outstanding voting securities of the Company or one or more of its Subsidiaries that own or control more than fifteen percent (15%) of the consolidated assets (measured by the lesser of book or fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of the Company and its Subsidiaries, taken together as a whole; (ii) any merger, consolidation, business combination or other similar transaction pursuant to which the Company Stockholders immediately preceding such transaction hold, directly or indirectly, less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the consolidated assets of the Company and its Subsidiaries, taken together as a whole (measured by the lesser of book or fair market value thereof); (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries or (v) any combination of the foregoing.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or non-U.S. anti-corruption or anti-bribery laws or regulations.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, significant impediments to or lessening of competition, or the creation or strengthening of a dominant position through merger or acquisition.

“Associate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

“Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2013.

“Business Day” shall mean any day, other than a Saturday, Sunday or any day which is a legal holiday under the laws of the State of New York, California or Indiana or is a day on which commercial banking institutions located in the States of New York, California or Indiana are authorized or required by law or other governmental action to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Shares, the Company Preferred Stock and any other shares of capital stock of the Company.

“Company ESPP” means the Company’s Employee Stock Purchase Plan.

“Company Intellectual Property” shall mean all of the Intellectual Property Rights owned by, or filed in the name of, or exclusively licensed to the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any fact, circumstance, event, change, development, occurrence or effect that, individually or when taken together with all other such facts, circumstances, events, changes, developments, occurrences or effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be or become materially adverse to the business, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken together as a whole; provided, however, that none of the following, individually or in the aggregate, shall be deemed to be or constitute a Company Material Adverse Effect, or be taken into account when determining whether a Company Material Adverse Effect has occurred, is reasonably likely to occur, or would reasonably be expected to occur:

(i) any general economic, financial or political conditions in the United States or elsewhere in the world (or changes in such conditions), including any changes arising out of acts of terrorism or war, provided that such changes do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses;

(ii) any conditions in the industry or industries in which the Company or its Subsidiaries conducts business (or changes in such conditions), provided that such changes do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses;

(iii) any changes after the date hereof in Laws or GAAP;

(iv) any changes in trading price of Company Shares or the trading volume of Company Shares or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Company Material Adverse Effect;

(v) any event, change, development or occurrence to the extent resulting from the negotiation, execution, announcement or pendency or consummation of this Agreement or the transactions contemplated herein (including the Offer and the Merger) (including the identity of Parent), including any legal proceedings, departures of officers or employees, changes in relationships with suppliers or customers or other business relations to the extent resulting therefrom;

(vi) any event, change, development or occurrence to the extent resulting from any action required by the Merger Agreement or taken at the written request of Parent;

(vii) any event, change, development or occurrence to the extent resulting from any force majeure event; and

(viii) any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to this Agreement and the transactions contemplated hereby, including allegations of a breach of fiduciary duty, including by members of the Company’s Board or any Company officer or alleged misrepresentation in public disclosure.

“Company Options” shall mean any options to purchase shares of Company Shares outstanding under any of the Company Stock Plans or otherwise.

“Company Preferred Stock” shall mean shares of the preferred stock, par value $0.001 per share, of the Company.

“Company Products” shall mean any and all products and services, including software as a service, that currently are marketed, offered, sold, licensed, provided or distributed by the Company or its Subsidiaries.

“Company Restricted Stock” shall mean Company Shares issued with a vesting schedule based at least in part on continued service that are outstanding under any of the Company Stock Plans or otherwise that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership.

“Company RSUs” shall mean all issued and outstanding units or awards pursuant to which the holder thereof is or may become entitled to acquire one or more shares of Company Shares or the cash equivalent thereof or compensation otherwise based upon the value of a share of Company Shares, in each case upon such holder’s continued service with or employment by the Company or any Subsidiary of the Company and/or upon the satisfaction or attainment of one or more performance milestones.

“Company Shares” shall mean shares of the common stock, par value $0.0005 per share, of the Company.

“Company Stock Plans” shall mean the Company’s 2008 Equity Incentive Plan and 2004 Stock Option Plan.

“Company Stockholders” shall mean holders of Company Shares.

“Continuing Employees” shall mean all employees of the Company or its Subsidiaries as of the Effective Time.

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, guaranty, indenture, lease, license, sublicense, permit, franchise, instrument, or other binding obligation or arrangement.

“Covered Personal Information” shall mean information the Company or any of its Subsidiaries collects, uses or discloses from or about an individual, including, but not limited to, an individual’s: (i) first and last name; (ii) home or other physical address, including street name and city or town; (iii) email address or other online contact information, such as a user identifier or screen name; (iv) persistent identifier, such as IP address or machine I.D.; (v) telephone number, including home telephone number and mobile telephone number; (vi) physical location; or (vii) any other information from or about an individual consumer that alone or in combination with other information could be used to identify an individual or otherwise facilitate decisions regarding individuals.

“Delaware Law” shall mean the DGCL and any other Laws of the State of Delaware.

“DGCL” shall mean the General Corporation Law of the State of Delaware, or any successor statute thereto.

“DOJ” shall mean the United States Department of Justice, or any successor thereto.

“DOL” shall mean the United States Department of Labor, or any successor thereto.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate.

“Environmental Laws” shall mean all United States state or federal Laws which prohibit, regulate or control any Hazardous Material released in the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“ERISA Affiliate” shall mean each Subsidiary of the Company and any other Person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Exchange Ratio” shall mean the quotient obtained by dividing (x) the Merger Consideration by (y) the Parent Trading Price, rounded to the nearest 0.00001 (with amounts between 0.000005 and 0.0000099 rounded up); provided, however, that if, between the date of this Agreement and the Effective Time, the outstanding Company Shares or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Conversion Ratio shall be adjusted to the extent appropriate not inconsistent with any adjustment pursuant to Section 2.7(b)(i) of this Agreement.

“Follow-on Transaction” shall mean a merger of the Surviving Corporation into or with Parent or any of its Affiliates or the transfer of the assets of the Surviving Corporation or the Company to Parent or any of its Affiliates, following the Closing.

“FTC” shall mean the United States Federal Trade Commission, or any successor thereto.

“Funded International Employee Plan” shall mean any International Employee Plan under which resources are set aside in advance of the benefits being paid.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any United States or foreign governmental authority, including any supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipality, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, arbitrator, commission, tribunal or other governmental instrumentality and any national or international stock exchange) or any political or other subdivision or part of any of the foregoing.

“Hazardous Material” shall mean any pollutant, contaminant, material, chemical, substance or waste that has been designated by any United States Governmental Authority to be radioactive, toxic, hazardous.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Intellectual Property Rights” shall mean any and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (ii) all trade secrets and similar rights in confidential information, know-how, and materials (“Trade Secrets”); (iii) copyrights and all other rights corresponding thereto in any works of authorship (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, logos, trademarks and service marks (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to Uniform Resource Locators, Web site addresses and domain names (collectively, “Domain Names”); (vii) all Moral Rights; (viii) any similar, corresponding or equivalent rights to any of the foregoing; and (ix) any registrations of or applications to register any of the foregoing.

“Intervening Event” shall mean, with respect to the Company, a material fact, event, change, development, occurrence or set of circumstances (other than, and not related in any way to, an Acquisition Proposal) that (i) was not known to the Company Board as of or prior to the date of this Agreement and (ii) does not relate to, result from or arise out of any Acquisition Proposal (whether or not a Superior Proposal).

“IRS” shall mean the United States Internal Revenue Service, or any successor thereto.

“Key Employees” shall mean those individuals designated on Schedule I.

“Knowledge,” with respect to the Company, shall mean the actual knowledge of Scott Dorsey, Steve Collins and Todd Richardson after reasonable inquiry.

“Law” or “Laws” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, directive, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any action, claim, suit, litigation, arbitration, proceeding (public or private), criminal prosecution, hearing, audit, review or investigation commenced, brought, conducted or heard by or before any Governmental Authority.

“Liabilities” shall mean any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise) required to be recorded or reflected on a balance sheet under GAAP.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Moral Rights” shall mean any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, such as recognition of authorship or access to work, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

“Non-Continuing Employee” shall mean each employee of the Company or its Subsidiaries who is not a Continuing Employee.

“Non-Continuing Option” shall mean a Company Option that is held by a Non-Continuing Employee or a Non-Continuing Service Provider.

“Non-Continuing Service Provider” shall mean each consultant, independent contractor or other service provider of the Company who, as of immediately prior to the Effective Time, is no longer providing services to the Company or one of its Subsidiaries.

“NYSE” shall mean the New York Stock Exchange.

“NYSE Rules” shall mean the rules and regulations of the NYSE.

“Object Code” shall mean computer software in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Open Source Materials” shall mean all Software that is licensed pursuant to an Open Source License or otherwise defined as “Open Source” by the Open Source Initiative.

“Open Source License” shall mean a license that is considered an “Open Source License” by the Open Source Initiative (www.opensource.org), including, for example, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license that otherwise requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with, such Software (1) be disclosed or distributed in Source Code form; (2) be licensed for purposes of preparing derivative works; or (3) be redistributed at no charge.

“Order” shall mean any judgment, decision, decree, injunction (whether temporary, preliminary or permanent), ruling, writ, assessment or order of any Governmental Authority.

“Ordinary Course License” shall mean a non-exclusive Contract between the Company or any of its Subsidiaries and a third party entered into in the ordinary course with respect to Company Products, excluding any Contract that is not substantially in the form of one of the Company’s standard Contracts that have been provided to Parent and under which materially greater obligations are imposed on the Company or its relevant Subsidiary or materially greater rights are granted to such third party with respect to Company Products.

“Parent Common Stock” shall mean shares of the common stock, par value $0.001 per share, of Parent.

“Parent Material Adverse Effect” shall mean any fact, circumstance, event, change, development, occurrence or effect that, individually or when taken together with all other such facts, events, circumstances, changes or effects, would reasonably be expected to materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms of this Agreement and applicable Law.

“Parent Option” shall mean any option to purchase shares of Parent Common Stock issued pursuant to Section 6.9(a)(i) in connection with the assumption of a Company Option.

“Parent RSU” shall mean Parent restricted stock units issued pursuant to Section 6.9(a)(ii) in connection with the assumption of Company RSUs.

“Parent Trading Price” shall mean the volume weighted average closing sale price of one share of Parent Common Stock as reported on the New York Stock Exchange for the ten (10) consecutive trading days ending on the date that is two (2) trading days immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Permitted Encumbrances” shall mean (i) Liens for Taxes not yet due and payable or Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Balance Sheet, (ii) statutory Liens existing as of the Closing Date and held by any Governmental Authority that are related to obligations that are not due or delinquent, (iii) Liens securing Liabilities reflected on the Balance Sheet, (iv) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (v) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the leased real property which are not violated by the current use and operation thereof, (vi) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the leased real property which do not materially impair the occupancy or use of thereof for the purposes for which it is currently used by the Company or any of its Subsidiaries, and (vii) Liens caused by a third-party owner or lessor of any leased real property.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Privacy Law” shall mean any Laws arising out of or relating to the collection, use or disclosure of Covered Personal Information including without limitation the Gramm-Leach-Bliley Act of 1999, as amended, and the rules and regulations promulgated thereunder, the Fair Credit Reporting Act, the Fair and Accurate Transactions Act, as may be amended, and the rules and regulations promulgated thereunder.

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; and (iv) any other Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission, or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” shall mean computer software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” of any Person shall mean (i) a corporation holding more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has a majority ownership and the contractual right to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal (for purposes of this definition substituting 50.00% for all references to 15% and 85% in the related definition of “Acquisition Transaction”) made by any Person other than Parent or Merger Sub, that did not result from or arise in connection with a breach in any material respect of Section 6.1, and which the Company Board shall have determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among any other things the Company Board may deem relevant, the identity of the third party making such offer or proposal, all financial, legal and regulatory aspects of such offer or proposal, the conditions to and prospects for completion of such offer or proposal and the transactions contemplated thereby, as well as any counter-offer or proposal made by Parent in response thereto) is more favorable to the Company Stockholders (in their capacity as such), from a financial point of view, than the transactions contemplated by this Agreement (including the Offer and the Merger) and any counter-offer or proposal made by Parent or any of its Affiliates in response thereto.

“Tax” shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, value added, goods and services, ad valorem, transfer, severance, property, production, sales, use, occupation, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Returns” shall mean all returns, declarations, estimates, reports, information returns, statements and other documents, including any related or supporting information with respect to any of the foregoing, filed or to be filed in respect of any Taxes.

“Technology” shall mean all tangible items constituting, disclosing or embodying any or all of the following: technology, technical information, know how, works of authorship, trade secrets, inventions (whether or not patented or patentable), show how, techniques, design rules, algorithms, routines, models, methodologies, Software, computer programs (whether Source Code or Object Code), files, compilations, including any and all data and collections of data, databases processes, prototypes, schematics, netlists, test methodologies, development work and tools and all user documentation.